UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                               FORM U-13-60

                              ANNUAL REPORT

                              FOR THE PERIOD

          Beginning January 1, 2001 and Ending December 31, 2001


                                  TO THE

                 U.S. SECURITIES AND EXCHANGE COMMISSION

                                    OF




                AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    (Exact Name of Reporting Company)



                       A Subsidiary Service Company
                        ("Mutual" or "Subsidiary")


Date of Incorporation  December 17, 1937  If not Incorporated, Date of
Organization                    .


State or Sovereign Power under which Incorporated or Organized     New York


Location of Principal Executive Offices of Reporting Company   Columbus, Ohio


Name, title, and address of officer to whom correspondence concerning this report should be addressed:

               Assistant Controller
G. E. Laurey   Regulated Accounting   1 Riverside Plaza  Columbus, Ohio  43215
(Name)         (Title)                (Address)




 Name of Principal Holding Company under which Reporting Company is organized:

                       AMERICAN ELECTRIC POWER COMPANY, INC.

                       INSTRUCTIONS FOR USE OF FORM U-13-60




1. Time of Filing. Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. Number of Copies. Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. Period Covered by Report. The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. Report Format. Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. Money Amounts Displayed. All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6. Deficits Displayed. Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X,210.3-01(c))

7. Major Amendments or Corrections. Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. Definitions. Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. Organization Chart. The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation. The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed. The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.




                               LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                                               Schedule or         Page
     Description of Schedules and Accounts                                   Account Number       Number
     -------------------------------------                                   --------------       ------
Comparative Balance Sheet                                                      Schedule I          4-5

Service Company Property                                                       Schedule II         6-7

Accumulated Provision for Depreciation and Amortization
  of Service Company Property                                                 Schedule III          8

Investments                                                                    Schedule IV          9

Accounts Receivable from Associate Companies                                   Schedule V           10

Fuel Stock Expenses Undistributed                                              Schedule VI          11

Stores Expense Undistributed                                                  Schedule VII          12

Miscellaneous Current and Accrued Assets                                      Schedule VIII         13

Miscellaneous Deferred Debits                                                  Schedule IX          14

Research, Development, or Demonstration Expenditures                           Schedule X           15

Proprietary Capital                                                            Schedule XI          16

Long-Term Debt                                                                Schedule XII          17

Current and Accrued Liabilities                                               Schedule XIII         18

Notes to Financial Statements                                                 Schedule XIV          19

Comparative Income Statement                                                   Schedule XV          20

Analysis of Billing - Associate Companies                                      Account 457          21

Analysis of Billing - Nonassociate Companies                                   Account 458          22

Analysis of Charges for Service - Associate and
  Nonassociate Companies                                                      Schedule XVI          23

Schedule of Expense by Department or Service Function                         Schedule XVII       24-25

Departmental Analysis of Salaries                                            Accounts - All         26



                                        Page 2




                               LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS



                                                                               Schedule or         Page
     Description of Schedules and Accounts                                   Account Number       Number
     -------------------------------------                                   --------------       ------
Outside Services Employed                                                    Accounts - All         27

Employee Pensions and Benefits                                                 Account 926          28

General Advertising Expenses                                                  Account 930.1         29

Miscellaneous General Expenses                                                Account 930.2         30

Rents                                                                          Account 931          31

Taxes Other Than Income Taxes                                                  Account 408          32

Donations                                                                     Account 426.1         33

Other Deductions                                                              Account 426.5         34

Notes to Statement of Income                                                 Schedule XVIII         35



                                                                                                   Page
     Description of Reports or Statements                                                         Number

Organization Chart                                                                                  36

Methods of Allocation                                                                               37

Annual Statement of Compensation for Use of Capital Billed                                          38

Signature Clause                                                                                    39


                                        Page 3



                     ANNUAL REPORT OF American Electric Power Service Corporation

                                 For the Year Ended December 31, 2001

                                SCHEDULE I - COMPARATIVE BALANCE SHEET
                                            (In Thousands)


Instructions:  Give balance sheet of the Company as of December 31 of the current and prior year.


   ACCOUNT     ASSETS AND OTHER DEBITS                                           AS OF DECEMBER 31
                                                                                2001            2000
   -------     -----------------------                                        --------        --------
              SERVICE COMPANY PROPERTY
   101-106    Service company property (Schedule II)                         $ 359,889       $ 370,090
     107      Construction work in progress (Schedule II)                      128,566          26,381
                  Total Property                                               488,455         396,471

   108-111    Less: Accumulated provision for depreciation and
              amortization of service company property (Schedule III)          185,528         160,520
                   Net Service Company Property                                302,927         235,951

              INVESTMENTS
     123      Investments in associate companies (Schedule IV)                       -               -
     124      Other investments (Schedule IV)                                  102,663          89,027
                   Total Investments                                           102,663          89,027

              CURRENT AND ACCRUED ASSETS
     131      Cash                                                               2,271           2,266
     134      Special deposits                                                      75              76
     135      Working funds                                                        369             434
     136      Temporary cash investments (Schedule IV)                               -               -
     141      Notes receivable                                                      12             108
     143      Accounts receivable                                               12,015           1,592
     144      Accumulated provision for uncollectible accounts                       -               -
     145      Advances to Affiliates                                            22,382               -
     146      Accounts receivable from associate companies (Schedule V)        194,052         259,695
     152      Fuel stock expenses undistributed (Schedule VI)                        -               -
     154      Materials and supplies                                                 -               -
     163      Stores expense undistributed (Schedule VII)                            -               -
     165      Prepayments                                                        3,562           1,663
     174      Miscellaneous current and accrued assets (Schedule VIII)               -           9,402
                   Total Current and Accrued Assets                            234,738         275,236

              DEFERRED DEBITS
     181      Unamortized debt expense                                           4,150           3,416
     184      Clearing accounts                                                    718             370
     186      Miscellaneous deferred debits (Schedule IX)                        1,597           4,752
     188      Research, development, or demonstration expenditures (Sch. X)          -               -
     190      Accumulated deferred income taxes                                185,586          73,105
                   Total Deferred Debits                                       192,051          81,643

              TOTAL ASSETS AND OTHER DEBITS                                  $ 832,379       $ 681,857


    Note: Unamortized Debt Expense includes unamortized loss on reacquired debt of $2,989,271 at December 31, 2001 and $3,416,309 at
              December 31, 2000.


                                        Page 4





                ANNUAL REPORT OF American Electric Power Service Corporation

                            For the Year Ended December 31, 2001

                           SCHEDULE I - COMPARATIVE BALANCE SHEET
                                       (In Thousands)


Instructions:  Give balance sheet of the Company as of December 31 of the current and prior year.


   ACCOUNT     LIABILITIES AND PROPRIETARY CAPITAL                                        AS OF DECEMBER 31
                                                                                       2001              2000
   -------     -----------------------------------                                   --------          --------
               PROPRIETARY CAPITAL
     201       Common stock issued (Schedule XI)                                      $ 1,450           $ 1,450
     211       Miscellaneous paid-in-capital (Schedule XI)                            (10,023)                -
     215       Appropriated retained earnings (Schedule XI)                                 -                 -
     216       Unappropriated retained earnings (Schedule XI)                                                 -
                    Total Proprietary Capital                                          (8,573)            1,450

               LONG-TERM DEBT
     223       Advances from associate companies (Schedule XII)                         1,100             1,100
     224       Other long-term debt (Schedule XII)                                     56,000            58,000
     225       Unamortized premium on long-term debt                                        -                 -
     226       Unamortized discount on long-term debt-debit                                 -                 -
                    Total Long-Term Debt                                               57,100            59,100

               OTHER NONCURRENT LIABILITIES
     227       Obligations under capital leases - Noncurrent                           32,212            48,645
    224.6      Other                                                                   64,925           114,187
                    Total Other Noncurrent Liabilities                                 97,137           162,832

               CURRENT AND ACCRUED LIABILITIES
     228       Accumulated provision for pensions and benefits                              -                 -
     231       Notes payable                                                                -                 -
     232       Accounts payable                                                        41,710            31,802
     233       Notes payable to associate companies (Schedule XIII)                         -            61,398
     234       Accounts payable to associate companies (Schedule XIII)                 85,969            78,101
     236       Taxes accrued                                                           22,485            48,695
     237       Interest accrued                                                         2,842             3,720
     238       Dividends declared                                                           -                 -
     241       Tax collections payable                                                    677             3,982
     242       Miscellaneous current and accrued liabilities (Schedule XIII)          401,316           147,224
     243       Obligations under capital leases - Current                              22,326            24,798
                    Total Current and Accrued Liabilities                             577,325           399,720

               DEFERRED CREDITS
     253       Other deferred credits                                                  21,851            15,103
     255       Accumulated deferred investment tax credits                                851               902
                    Total Deferred Credits                                             22,702            16,005

     282       ACCUMULATED DEFERRED INCOME TAXES                                       86,688            42,750


               TOTAL LIABILITIES AND PROPRIETARY CAPITAL                            $ 832,379         $ 681,857


    Note: Long term debt includes $2,000,000 due within one year at December 31, 2001 and at December 31, 2000 (See note 7,
               Schedule XIV). "Other" Other noncurrent liabilities includes amounts due within one year of $732,814 at December 31, 2001 and $762,664 at December 31, 2000.




                                        Page 5


              ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2001

                         SCHEDULE II - SERVICE COMPANY PROPERTY
                                     (In Thousands)

                                             BALANCE AT                      RETIREMENTS        OTHER           BALANCE
                                             BEGINNING                           OR            CHANGES         AT CLOSE
ACCOUNT DESCRIPTION                           OF YEAR         ADDITIONS         SALES            (1)            OF YEAR
-------------------                          ----------       ---------      -----------       -------         --------

301  Organization                                 $ -             $ -             $ -              $ -             $ -

303  Miscellaneous Intangible Plant             8,169              15               -                -           8,184

304  Land and Land Rights                      11,489               -               -                -          11,489

305  Structures and Improvements              183,173           1,239               -                -         184,412

306  Leasehold Improvements                     6,810             342               -                -           7,152

307  Equipment (2)                             19,541               -               -           (1,296)         18,245

308  Office Furniture and Equipment            13,205           2,333               -            1,296          16,834

309  Automobiles, Other Vehicles
        and Related Garage Equipment              194               -               -                -             194

310  Aircraft and Airport Equipment                 -               -               -                -               -

311  Other Service Company
        Property (3)                          127,509           8,925         (24,589)           1,534         113,379
                                         ------------------------------------------------------------------------------
       SUB-TOTALS                             370,090          12,854         (24,589)           1,534         359,889

107  Non-Billable Construction Work
         in Progress (4)                       26,381         102,185               -                -         128,566
                                         ------------------------------------------------------------------------------


       TOTALS                               $ 396,471       $ 115,039       $ (24,589)         $ 1,534       $ 488,455
                                         ==============================================================================


                                        Page 6

             ANNUAL REPORT OF American Electric Power Service Corporation

                         For the Year Ended December 31, 2001

                        SCHEDULE II - SERVICE COMPANY PROPERTY
                                    (In Thousands)

FOOTNOTES

(1)  Provide an explanation of those changes considered material:

              None


(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

                                                                  Balance
                                                                 At Close
Subaccount Description                     Additions              Of Year
----------------------                     ---------             --------
Account 307 - Equipment:
   Data Processing Equipment                    $ -              $ 14,286
   Communications Equipment                       -                 3,959

     TOTALS                                     $ -              $ 18,245


(3)  Describe Other Service Company Property:

Account 311 includes leased assets at December 31, 2001 ($113,286,000) which have been capitalized in accordance with FASB Statement Nos. 13 and 71 and other owned assets at December 31, 2001 ($93,000).




(4)  Describe Non-Billable Construction Work in Progress:

Capitalized Software                           $ 127,270
General and Miscellaneous Equipment                  832
Leasehold Improvements                                74
Office Buildings-Owned                               390
     TOTALS                                    $ 128,566


            ANNUAL REPORT OF American Electric Power Service Corporation

                        For the Year Ended December 31, 2001

       SCHEDULE III - ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION
                             OF SERVICE COMPANY PROPERTY
                                   (In Thousands)


                                               BALANCE AT                      RETIREMENTS        OTHER        BALANCE
                                               BEGINNING                           OR            CHANGES      AT CLOSE
ACCOUNT DESCRIPTION                             OF YEAR        ADDITIONS          SALES            (1)         OF YEAR
-------------------                            ----------      ---------       -----------       -------      ---------

301  Organization                                     $ -            $ -               $ -           $ -           $ -

303  Miscellaneous Intangible Plant                 4,682          1,915                 -             -         6,597

304  Land and Land Rights                               -              -                 -             -             -

305  Structures and Improvements                   79,386          9,118             6,671             -        95,175

306  Leasehold Improvements                         3,496            402                 -             -         3,898

307  Equipment                                      9,854          1,132                 -             -        10,986

308  Office Furniture and Equipment                 8,827          1,014                 -             -         9,841

309  Automobiles, Other Vehicles
        and Related Garage Equipment                  227             18                 -             -           245

310  Aircraft and Airport Equipment                     -              -                 -             -             -

311  Other Service Company
        Property                                   54,048         25,051           (20,342)           29        58,786

       TOTALS                                   $ 160,520       $ 38,650         $ (13,671)         $ 29      $185,528



(1)  Provide an explanation of those changes considered material:





                                        Page 8

           ANNUAL REPORT OF American Electric Power Service Corporation

                       For the Year Ended December 31, 2001

                             SCHEDULE IV - INVESTMENTS
                                  (In Thousands)

-----------------------------------------------------------------------------

Instructions: Complete the following schedule concerning investments.

Under Account 124 "Other Investments", state each investment separately, with description, including the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments", list each investment separately.

------------------------------------------------------------------------------

                                                                              BALANCE AT             BALANCE AT
                                                                              BEGINNING                CLOSE
ACCOUNT DESCRIPTION                                                            OF YEAR                OF YEAR
-------------------                                                           ----------             ----------
Account 123 - Investment in Associate Companies
     Investment in Common Stock of Subs                                                 $ -                     $ -
                                                                           -----------------     -------------------

     SUB-TOTALS                                                                           -                       -
                                                                           -----------------     -------------------

Account 124 - Other Investments
     Cash Surrender Value of Life Insurance Policies
       (net of policy loans and accrued interest)                                    13,348                  13,948
     Umbrella Trust                                                                  74,267                  72,053
     Notes Receivable Constructive Marketing Program                                     96                       -
     COLI Tax and Interest                                                                -                  15,412
     Other Investment - Nonassociated-Current                                         1,316                   1,250
                                                                           -----------------     -------------------
     SUB-TOTALS                                                                      89,027                 102,663
                                                                           -----------------     -------------------

Account 136 - Temporary Cash Investments                                                  -                       -
                                                                           -----------------     -------------------

     TOTALS                                                                        $ 89,027               $ 102,663
                                                                           =================     ===================

                                        Page 9

               ANNUAL REPORT OF American Electric Power Service Corporation

                           For the Year Ended December 31, 2001

                SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                      (In Thousands)


Instructions:  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





ACCOUNT DESCRIPTION                                    BALANCE AT   BALANCE AT
                                                       BEGINNING      CLOSE
                                                       OF YEAR       OF YEAR
-------------------                                    ----------   ----------
Account Balances by Associate Company
AEP C&I Company, LLC                                          $ -          $ 1
AEP Coal Co.                                                    -          254
AEP Communications, Inc.                                       62          177
AEP Communications, LLC                                     5,101          846
AEP Credit, Inc.                                              233          198
AEP Delaware Investment Company II                             11           14
AEP Delaware Investment Company III                             -            5
AEP EmTech LLC                                                  -          270
AEP Energy Services Gas Holding Company                       660           48
AEP Energy Services Investments, Inc.                          34            -
AEP Energy Services Limited                                   203           63
AEP Energy Services Ventures, Inc.                             11            -
AEP Energy Services, Inc.                                   4,709       20,200
AEP Fiber Venture, LLC                                          4          293
AEP Gas Marketing LP                                            -            6
AEP Gas Power GP, LLC                                           -            2
AEP Gas Power System, LLC                                       -           50
AEP Generating Company                                        775         (335)
AEP Holdings I CV                                               -            2
AEP Investments, Inc.                                         149          198
AEP MEMCo LLC                                                   -            2
AEP Ohio Commercial & Industrial Retail Company, LLC            -            1
AEP Ohio Retail Energy, LLC                                     -           10
AEP Power Marketing, Inc.                                       1            -
AEP Pro Serv, Inc.                                          2,208        1,767
AEP Pushan Power, LDC                                          49           15
AEP Resource Services LLC                                      10            1
AEP Resources International, Limited                            -            6
AEP Resources Limited                                         383            -
AEP Resources, Inc.                                         2,231        2,541
AEP Retail Energy, LLC                                         22            6
AEP System Pool                                           (10,272)       9,628
AEP T & D Services, LLC                                         -           27


             ANNUAL REPORT OF American Electric Power Service Corporation

                         For the Year Ended December 31, 2001

              SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                    (In Thousands)


Instructions:  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                       BALANCE AT         BALANCE AT
                                                                       BEGINNING             CLOSE
                                                                        OF YEAR             OF YEAR
                                                                       ----------         ----------

AEP Texas Commercial & Industrial  Retail Limited Partnership                 $ -               $ 15
AEP Texas Commercial & Industrial  Retail GP, LLC                               -                  1
AEP Texas Retail GP, LLC                                                        -                  3
AEP Resources Australia Holdings Pty, Ltd                                     (29)                 5
American Electric Power Company, Inc.                                      14,119                826
American Electric Power Service Corporation                                   494                  -
Appalachian Power Company                                                  45,259             25,919
Appalachian Power/Ohio Power Joint Account (Amos)                          15,913             15,368
Appalachian Power/Ohio Power Joint Account (Sporn)                          4,310              4,305
Blackhawk Coal Company                                                         17                 17
C3 Communications, Inc.                                                       142                295
Cardinal Operating Company                                                    611                851
Cedar Coal Co.                                                                 16                (14)
Central and South West Corporation                                         10,122              1,634
Central Appalachian Coal Company                                                2                  4
Central Coal Company                                                            3                  5
Central Ohio Coal Company                                                   1,045                133
Central Power and Light Company                                            13,111             15,594
Colomet, Inc.                                                                  29                 17
Columbus Southern Power Company                                            28,758             32,106
Conesville Coal Preparation Company                                           333                190
Cook Coal Terminal                                                            660                622
CSW Energy Services, Inc.                                                     130                373
CSW Energy, Inc.                                                              414              1,056
CSW International, Inc.                                                        91                 78
CSW Leasing, Inc.                                                             281                  7
Datapult Limited Partnership                                                    -                 30
Datapult, LLC                                                                   -                 53
Dolet Hills Lignite Company, LLC                                                -                280
Energia de Mexicali S de R.L. de C.V.                                           -                  1
EnerShop Inc.                                                                  21                 14
Franklin Real Estate Company                                                   (1)                 -
Houston Pipe Line Company LP                                                    -                515
HPL GP, LLC                                                                     -                 13
HPL Resources Company LP                                                        -                  2


                                        Page 10A

            ANNUAL REPORT OF American Electric Power Service Corporation

                        For the Year Ended December 31, 2001

              SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                   (In Thousands)


Instructions:  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                          BALANCE AT             BALANCE AT
                                                                           BEGINNING                CLOSE
                                                                            OF YEAR                OF YEAR
                                                                          ----------             ------------

Indiana Michigan Power Company                                              $ 40,348                 $ 14,367
Indiana Michigan Power Company/Water Transportation Division                   1,738                    1,717
Indiana Michigan Power/AEP Generating Joint Account (Rockport)                 2,080                    1,899
Industry and Energy Associates LLC                                                 -                      115
Jefferson Island Storage & Hub L. L. C.                                           12                        3
Kentucky Power Company                                                         9,739                    2,965
Kingsport Power Company                                                        1,248                      801
LIG Liquids Company, L.L.C.                                                        4                       14
LIG Pipeline Company                                                               -                        2
LIG, Inc.                                                                         (2)                       3
Louisiana Intrastate Gas Company, L.L.C                                          100                       99
Mutual Energy CPU  L.P.                                                            -                        1
Mutual Energy L.L.C.                                                               -                        1
Mutual Energy Service Company, L.L.C.                                              -                      306
Mutual Energy SWEPCO L.P.                                                          -                        1
Mutual Energy WTU L.P.                                                             -                        1
Ohio Power Company                                                            32,692                    8,737
Price River Coal Company, Inc.                                                     -                        1
Public Service Company of Oklahoma                                             7,796                    8,802
REP General Partner L.L.C.                                                         -                       94
REP Holdco Inc.                                                                    -                       31
SEEBOARD plc                                                                   1,700                       39
Simco, Inc.                                                                        2                        -
Southern Appalachian Coal Company                                                  3                        3
Southern Ohio Coal Company                                                     2,965                      904
Southern Ohio Coal Company/Martinka                                              704                       24
Southwestern Electric Power Company                                            9,553                   10,344
SUBONE                                                                             -                        8
Tuscaloosa Pipeline Company                                                       (1)                      (1)
West Texas Utilities Company                                                   4,458                    5,371
West Virginia Power Company                                                        1                        1
Wheeling Power Company                                                         1,118                      575
Windsor Coal Company                                                           1,002                      210

     TOTALS                                                                $ 217,609                $ 177,968

                                        Page 10B

               ANNUAL REPORT OF American Electric Power Service Corporation

                           For the Year Ended December 31, 2001

                SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                      (In Thousands)


Instructions:  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                      TOTAL
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                   PAYMENTS
-------------------------------------------------                    --------
BY COMPANY:
AEP C&I Company, LLC                                                     $ 16
AEP Communications, LLC                                                   161
AEP Credit, Inc.                                                            1
AEP EmTech LLC                                                            160
AEP Energy Services Ventures, Inc.                                          2
AEP Energy Services, Inc.                                                 327
AEP Fiber Venture, LLC                                                     25
AEP Generating Company                                                    100
AEP Investments, Inc.                                                      45
AEP Pro Serv, Inc.                                                        310
AEP Resources, Inc.                                                         4
AEP System Pool                                                         7,982
American Electric Power Company, Inc.                                     329
Appalachian Power Company                                             232,556
Appalachian Power/Ohio Power Joint Account (Amos)                       3,773
Appalachian Power/Ohio Power Joint Account (Sporn)                          8
C3 Communications, Inc.                                                     3
Cardinal Operating Company                                              2,466
Central and South West Corporation                                          4
Central Ohio Coal Company                                                  11
Central Power and Light Company                                        19,908
Columbus Southern Power Company                                       130,297
Cook Coal Terminal                                                          4
CSW Energy Services, Inc.                                                  12
CSW Energy, Inc.                                                            2
Datapult Limited Partnership                                                1
Datapult LLC                                                                3
Houston Pipe Line Company LP                                               13
Indiana Michigan Power Company                                        294,071
Indiana Michigan Power/AEP Generating Joint Account (Rockport)             25
Indiana Michigan Power Company/Water Transportation Division                4
Kentucky Power Company                                                 57,429
Kingsport Power Company                                                    45
LIG Liquids Company, LLC                                                    1
Louisiana Intrastate Gas Company, LLC                                       3
Ohio Power Company                                                    551,107
Public Liability                                                           14
Public Service Company of Oklahoma                                     16,337


                                        Page 10C

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2001

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                 (In Thousands)


Instructions:  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                TOTAL
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:             PAYMENTS
-------------------------------------------------              --------
Southern Ohio Coal Company                                   $      59
Southwestern Electric Power Company                             19,559
West Texas Utilities Company                                     6,533
Wheeling Power Company                                              52
Windsor Coal Company                                                 2

     TOTAL                                                  $1,343,764





FOR:
Interchange Power Pool & Transmission Agreements            $1,310,362
Insurance                                                          520
Employee Benefit Plans                                           1,113
Membership Dues                                                  2,399
Trustee Fees                                                       107
Educational Programs                                               147
Outside Services                                                27,515
Postage & Shipping                                                 227
Telephone Service                                                  164
Office Supplies & Expense                                          827
Miscellaneous                                                      383

     TOTAL                                                  $1,343,764



                                        Page 10D


               ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2001

                      SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED
                                      (In Thousands)


Instructions:  Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.





ACCOUNT DESCRIPTION                                                              LABOR            EXPENSES              TOTAL
-------------------                                                              -----            --------              -----
Account 152 - Fuel Stock Expenses Undistributed

Associate Companies
-------------------
Appalachian Power Company                                                        $ 338              $ 376               $ 714
Appalachian Power/Ohio Power Joint Account (Amos)                                  161                196                 357
Appalachian Power/Ohio Power Joint Account (Sporn)                                  74                 87                 161
Cardinal Operating Company                                                         111                122                 233
Central Power and Light Company                                                     48                 47                  95
Columbus Southern Power Company                                                  1,156                 76               1,232
Indiana Michigan Power Company                                                     163                171                 334
Indiana Michigan Power/AEP Generating Joint Account (Rockport)                     265                312                 577
Kentucky Power Company                                                             106                126                 232
Ohio Power Company                                                                 630                703               1,333
Public Service Company of Oklahoma                                                  49                 52                 101
Southwestern Electric Power Company                                                128                164                 292
West Texas Utilities Company                                                        20                 21                  41

     TOTALS                                                                    $ 3,249            $ 2,453  #          $ 5,702



Summary: The service company provides overall management of fuel supply and transportation procurement, as well as general administration.

                                        Page 11

            ANNUAL REPORT OF American Electric Power Service Corporation

                       For the Year Ended December 31, 2001

                    SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED
                                 (In Thousands)


Instructions:  Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.


ACCOUNT  DESCRIPTION

Account 163 - Billable Stores Expense Undistributed                            LABOR         EXPENSES       TOTAL
---------------------------------------------------                            -----         --------       -----
Associate Companies
AEP Communications, LLC                                                          $ -              $ 1          $ 1
AEP Energy Services, Inc.                                                          8               (1)           7
AEP Pro Serv, Inc.                                                                 2               (2)           -
Appalachian Power Company                                                        881              793        1,674
Appalachian Power/Ohio Power Joint Account (Amos)                                 47               40           87
Appalachian Power/Ohio Power Joint Account (Sporn)                                26               21           47
Cardinal Operating Company                                                        30               23           53
Central Power and Light Company                                                  384              426          810
Central Ohio Coal Company                                                          3                2            5
Columbus Southern Power Company                                                  357              304          661
Conesville Coal Preparation Company                                                2                1            3
Cook Coal Terminal                                                                 9                8           17
Indiana Michigan Power Company                                                   560              484        1,044
Indiana Michigan Power Company/Water Transporation Division                       10               (2)           8
Indiana Michigan/AEP Generating Joint Account (Rockport)                          36               29           65
Kentucky Power Company                                                           175              159          334
Kingsport Power Company                                                           11                7           18
Ohio Power Company                                                             1,021              960        1,981
Public Service Company of Oklahoma                                               244              267          511
Southern Ohio Coal Company                                                        22               18           40
Southwestern Electric Power Company                                              427              375          802
West Texas Utilities Company                                                     265              218          483
Wheeling Power Company                                                            12                7           19
Windsor Coal Company                                                               6                4           10

TOTALS                                                                       $ 4,538          $ 4,142      $ 8,680


                                        Page 12

              ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2001

                SCHEDULE VIII - MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                                     (In Thousands)

------------------------------------------------------------------------------

Instructions:  Provide detail of items in this account.  Items less than
               $10,000 may be grouped, showing the number of items in each group.

------------------------------------------------------------------------------

                                                                              BALANCE AT               BALANCE AT
                                                                              BEGINNING                   CLOSE
ACCOUNT DESCRIPTION                                                            OF YEAR                   OF YEAR
-------------------                                                           ----------               ----------

Account 174 - Miscellaneous Current and Accrued Assets

Liability accounts - debit balance                                                  $ 1,676                     $ -
Pension Plan                                                                          7,726                       -
                                                                           -----------------          --------------

     TOTALS                                                                         $ 9,402                     $ -
                                                                           =================          ==============

                                        Page 13

                ANNUAL REPORT OF American Electric Power Service Corporation

                            For the Year Ended December 31, 2001

                        SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS
                                       (In Thousands)

-----------------------------------------------------------------------------
Instructions:  Provide detail of items in this account.  Items less than
               $10,000 may be grouped by class showing the number of items in each class.

-----------------------------------------------------------------------------

                                                                              BALANCE AT              BALANCE AT
                                                                              BEGINNING                 CLOSE
ACCOUNT DESCRIPTION                                                            OF YEAR                 OF YEAR
-------------------                                                          -----------              ----------

Account 186 - Miscellaneous Deferred Debits

Regulatory Asset - Postemployment Benefits                                            $ 648               $ 324
Regulatory Asset - Postretirement Benefits                                            3,715                   -
Regulatory Asset - Taxes                                                                217                   -
Unbilled Charges                                                                        172               1,273
                                                                           -----------------    ----------------

     TOTALS                                                                         $ 4,752             $ 1,597
                                                                           =================    ================


                                        Page 14

              ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2001

            SCHEDULE X - RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
                                     (In Thousands)

-------------------------------------------------------------------------------

Instructions:  Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-------------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                         AMOUNT

Account 188 - Billable Research, Development, or Demonstration Expenditures

Transmission and Distribution                                   $ 1,210
Steam Power                                                       1,408
Hydro                                                                 3
Nuclear                                                             398
General Activities                                                3,916
                                                        ----------------
     TOTALS                                                     $ 6,935
                                                        ================



              ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2001

                            SCHEDULE XI - PROPRIETARY CAPITAL
                     (Dollars in thousands except per share amounts)


                                                 NUMBER OF SHARES       PAR OR STATED             OUTSTANDING CLOSE OF PERIOD
ACCOUNT NUMBER         CLASS OF STOCK               AUTHORIZED         VALUE PER SHARE        NO. OF SHARES       TOTAL AMOUNT
--------------         --------------            ----------------      ---------------        -------------       ------------
Account  201           Common Stock Issued               20,000                 $ 100                13,500            $ 1,350
Account  201           Common Stock Issued               10,000                  $ 10                10,000                100
                                                                                                                ---------------
                                                                                               TOTAL                   $ 1,450
                                                                                                                ===============

----------------------------------------------------------------------------

Instructions:  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

----------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                           AMOUNT
-------------------                                         ----------
Account 211 - Miscellaneous Paid-In Capital                  $ (10,023)



Account 215 - Appropriated Retained Earnings                         -



                                                      -----------------
     TOTAL                                                   $ (10,023)
                                                      =================

-----------------------------------------------------------------------------

Instructions:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

-----------------------------------------------------------------------------

                                                             BALANCE AT                                                BALANCE AT
                                                             BEGINNING         NET INCOME          DIVIDENDS             CLOSE
ACCOUNT DESCRIPTION                                           OF YEAR          OR (LOSS)             PAID               OF YEAR
-------------------                                         -----------        ----------            ----             ------------
Account 216 - Unappropriated Retained Earnings          $          -       $          -         $         -       $             -
                                                         -----------         -----------          ----------        --------------
                                                         -----------         -----------          ----------        --------------
     TOTALS                                             $          -       $          -         $         -       $             -
                                                          ==========         ===========          ==========        ==============


                                                     Page 16



                 ANNUAL REPORT OF American Electric Power Service Corporation

                             For the Year Ended December 31, 2001

                                SCHEDULE XII - LONG-TERM DEBT
                                        (In Thousands)


Instructions:  Advances from associate companies should be reported separately for advances on notes, and advances on open accounts. Names of associate companies from which advances were received shall be shown under the class and series of obligation column.
               For Account 224 - Other long-term debt, provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.


                            TERM OF OBLIGATION                                      BALANCE AT                           BALANCE AT
NAME OF                       CLASS & SERIES      DATE OF   INTEREST     AMOUNT     BEGINNING               DEDUCTIONS      CLOSE
CREDITOR                       OF OBLIGATION     MATURITY     RATE     AUTHORIZED    OF YEAR     ADDITIONS      (1)       OF YEAR
--------                    ------------------   --------   --------   ----------   ----------   ---------  ----------   ----------

Account 223 -
Advances From
Associate Companies                                None       None        $ 1,100      $ 1,100     $ -         $ -          $ 1,100

Account 224 -
Other Long-Term Debt:
Connecticut Bank & Trust
Company (as Trustee),
Series E Mortgage Notes                          12/15/08    9.600         70,000       48,000       -          2,000        46,000
Suntrust Bank                                    10/14/03    6.355         10,000       10,000       -           -           10,000

SUBTOTALS                                                                  80,000       58,000       -          2,000        56,000



TOTALS                                                                   $ 81,100     $ 59,100     $ -        $ 2,000      $ 57,100



(1) Give an explanation of deductions:
Loan Payments. See Note 7, Schedule XIV for further explanation of dates of maturity.



                                        Page 17

           ANNUAL REPORT OF American Electric Power Service Corporation

                       For the Year Ended December 31, 2001

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

                                  (In Thousands)


 Instructions: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilites. Items less than $10,000 may be grouped, showing the number of items in each group.





                                                                                   BALANCE AT             BALANCE AT
                                                                                   BEGINNING                CLOSE
ACCOUNT DESCRIPTION                                                                 OF YEAR                OF YEAR
-------------------                                                               -----------            ------------

Account 233 - Notes Payable to Associate Companies
                                                                                              $ -                    $ -

     TOTALS                                                                                   $ -                    $ -

Account 234 - Accounts Payable to Associate Companies
   AEP Communications, LLC                                                                   $ 56                   $ 56
   AEP Energy Services Limited                                                                 13                     13
   AEP Energy Services, Inc.                                                                2,479                    319
   AEP Fiber Venture, LLC                                                                       -                     20
   AEP Investments, Inc.                                                                        -                     74
   AEP Pro Serv, Inc.                                                                         116                    201
   AEP Resources Australia Pty., Ltd                                                           48                      -
   AEP Resources, Inc.                                                                          -                     73
   AEP System Pool                                                                            553                      -
   American Electric Power Company, Inc.                                                    3,766                  3,846
   Appalachian Power Company                                                                3,193                   (380)
   Appalachian Power/Ohio Power Joint Account (Amos)                                          257                    257
   Appalachian Power/Ohio Power Joint Account (Sporn)                                         206                    380
   Cardinal Operating Company                                                                 150                     31
   Cedar Coal Co.                                                                               -                     24
   Central and South West Corporation                                                           -                  2,141
   Central Power and Light Company                                                          1,247                  4,400
   Columbus Southern Power Company                                                          3,187                 21,223
   Datapult, LLC                                                                              791                      -
   Franklin Real Estate Company                                                               115                      -
   Indiana Michigan Power Company                                                          22,168                  8,061
   Indiana Michigan Power/AEP Generating Joint Account (Rockport)                             147                     34
   Kentucky Power Company                                                                   1,381                    528
   Kingsport Power Company                                                                    156                     (7)
   Louisiana Intrastate Gas Company, L.L.C.                                                     -                     57
   LIG Chemical Company                                                                         -                  5,804
   LIG Liquids Company, L.L.C.                                                                  -                     41
   Ohio Power Company                                                                      35,421                 29,353
   Public Service Company of Oklahoma                                                         717                  4,947
   Southwestern Electric Power Company                                                        827                  3,534
   West Texas Utilities Company                                                               937                    906
   Wheeling Power Company                                                                     167                     16
   Miscellaneous                                                                                3                     17

     TOTALS                                                                              $ 78,101               $ 85,969




                  ANNUAL REPORT OF American Electric Power Service Corporation

                                   For the Year Ended December 31, 2001

                             SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                                            (In Thousands)


Instructions: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilites. Items less than $10,000 may be grouped, showing the number of items in each group.





                                                                                 BEGINNING                 CLOSE
                                                                                  OF YEAR                 OF YEAR
                                                                                 ---------                -------

Account 242 - Miscellaneous Current and Accrued Liabilities

   Control Cash Disbursements Accounts                                             $ 9,248                $ 9,919
   Control Payroll Disbursement Accounts                                             1,101                  3,962
   Deferred Compensation Benefits                                                      763                    809
   Employee Benefits                                                                 4,287                    985
   Incentive Pay                                                                    95,727                333,295
   Real and Personal Property Taxes                                                    644                    142
   Rent for Office Space at Market Square, Washington, D.C.                             21                      -
   Rent on John E. Dolan Engineering Laboratory                                        791                    747
   Rent on Personal Property                                                             -                    195
   Severance Pay                                                                         -                  9,875
   Vacation Pay                                                                     33,973                 40,348
   Workers' Compensation                                                               669                    552
   Misc Current and Accrued Liabilities                                                  -                    487

     TOTALS                                                                      $ 147,224              $ 401,316


                                        Page 18A



NOTES TO FINANCIAL STATEMENTS


1.   SIGNIFICANT ACCOUNTING POLICIES:

Organization

American Electric Power Service Corporation (the Company or AEPSC) is a wholly-owned subsidiary of American Electric Power Company, Inc.
(AEP Co., Inc.), a public utility holding company. The Company provides certain managerial and professional services including administrative and engineering services to the affiliated companies in the American Electric Power (AEP) System and periodically to unaffiliated companies.

Merger

On June 15, 2000, AEP Co., Inc. merged with Central and South West Corporation
(CSW) so that CSW became a wholly-owned subsidiary of AEP Co., Inc. On December 31, 2000, AEP Co., Inc. combined its investment in the net assets of CSW Services, Inc., a wholly-owned service company of CSW, with its investment in AEPSC. Since the merger of AEP and CSW was accounted for as a pooling of interests, the financial statements of AEPSC give retroactive effect to the combination of AEPSC and CSW Services, Inc. as if they had always been combined.

Regulation and Basis of Accounting

As a subsidiary of AEP Co., Inc., AEPSC is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act).

The Company's accounting conforms to the Uniform System of Accounts for Mutual and Subsidiary Service Companies prescribed by the SEC pursuant to the 1935 Act. As a cost-based rate-regulated entity, AEPSC's financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain
Types of Regulation" (SFAS 71), the financial statements include regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) recorded in accordance with regulatory actions to match expenses and revenues in cost-based rates. Regulatory assets are expected to be recovered in future periods through billings to affiliated companies and regulatory liabilities are expected to reduce future billings. The Company has reviewed all the evidence currently available and concluded that it continues to meet the requirements to apply SFAS 71. Among other things application of SFAS 71 requires that the Company's billing rates be cost-based regulated.
In the event a portion of the Company's business were to no longer meet those requirements, net regulatory assets would have to be written off for that portion of the business and long-term assets would have to be tested for possible impairment.

Recognized regulatory assets and liabilities are comprised of the following:

                                 December 31,
                                 2001   2000
                                (in thousands)
Regulatory Assets:
 Unamortized Loss on
  Reacquired Debt               $2,953 $3,375
 Postretirement Benefits           324    648
 Postemployment Benefits          -     3,715
  Total Regulatory Assets       $3,277 $7,738

Regulatory Liabilities:
 Deferred Amounts Due to
  Affiliates for Income
  Tax Benefits                 $12,756 $7,274
 Deferred Investment
   Tax Credits                     851    902
  Total Regulatory Liabilities $13,607 $8,176

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires in certain instances the use of management's estimates. Actual results could differ from those estimates.

Operating Revenues and Expenses

Services rendered to both affiliated and unaffiliated companies are provided at cost. The charges for services include no compensation for the use of equity capital, all of which is furnished by AEP Co., Inc. The costs of the services are determined on a direct charge basis to the extent practicable and on reasonable bases of proration for indirect costs.
                                        Page 19A

Income Taxes

The Company follows the liability method of accounting for income taxes as prescribed by SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in billings, (that is, deferred taxes are not included in the cost of determining regulated billings for services), deferred income taxes are recorded and related regulatory assets and liabilities are established in accordance with SFAS 71.

Investment Tax Credits

Investment tax credits have been accounted for under the flow-through method unless they have been deferred in accordance with regulatory treatment. Investment tax credits that have been deferred are being amortized over the life of the related investment.

Property

Property is stated at original cost. Land, structures and structural improvements are generally subject to first mortgage liens. Depreciation is provided on a straight-line basis over the estimated useful lives of the property. The annual composite depreciation rate was 7.8% for the year ended December 31, 2001 and 9.8% for the year ended December 31, 2000.

Investments

Investments include the cash surrender value of trust owned life insurance policies held under a grantor trust to provide funds for non-qualified deferred compensation plans sponsored by the Company.
                                        Page 19B

Debt

With SEC staff approval, gains and losses on reacquired debt are deferred and amortized over the term of the replacement debt.

Debt issuance expenses are amortized over the term of the related debt, with the amortization included in interest charges.

Comprehensive Income

Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income has two components, net income and other comprehensive income.

Other comprehensive income is included on the balance sheet in the equity section.

Accumulated Other Comprehensive Income for AEPSC as of December 31, 2001 and 2000 was $10 million and $4.2 million respectively.
                                        Page 19C

2.   COMMITMENTS AND CONTINGENCIES:

The Company is involved in a number of legal proceedings and claims. While management is unable to predict the outcome of litigation, any potential liability which may result therefrom would be recoverable from affiliated companies.

3.   BENEFIT PLANS:

The Company participates in the AEP System qualified pension plan, a defined benefit plan which covers all employees. Net pension credits for the years ended December 31, 2001 and 2000 were $7.3 million and $5.7 million, respectively.

Postretirement Benefits Other Than Pensions are provided for retired employees for medical and death benefits under an AEP System plan. The Company's annual accrued cost was $20.2 million in 2001 and $18 million in 2000.

A defined contribution employee savings plan required that the Company make contributions to this plan totaling $18.8 million in 2001 and $10.8 million in 2000.

4.   FINANCIAL INSTRUMENTS AND RISK
     MANAGEMENT:

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term maturities of these instruments. The fair value of long-term debt, excluding advances from Parent Company, was $65 million and $70 million at December 31, 2001 and 2000, respectively. The balances are based on quoted market prices for similar issues and the current interest rates offered for debt of the same remaining maturities. The carrying amount for long-term debt, excluding advances from Parent Company, was $56 million at December 31, 2001, and $58 million at December 31, 2000.
                                        Page 19D

The Company is subject to market risk as a result of changes in interest rates primarily due to short-term and long-term borrowings used to fund its business operations. The debt portfolio has fixed and variable interest rates with terms from one day to eight years at December 31, 2001. A near term change in interest rates should not materially affect results of operations or financial position since the Company would not expect to liquidate its entire debt portfolio in a one year holding period.

5.   INCOME TAXES:

     The details of income taxes are as follows:

                             Year Ended December 31,
                               2001          2000
                                 (in thousands)

Current (net)                $ 76,480      $ 70,819
Deferred (net)                (63,061)      (18,485)
Deferred Investment
 Tax Credits (net)                (51)          (51)
  Total Income Taxes         $ 13,368      $ 52,283

The following is a reconciliation of the difference between the amount of income taxes computed by multiplying book income before income taxes by the federal statutory tax rate, and the total amount of income taxes.

                       Year Ended December 31,
                           2001        2000
                            (in thousands)
Net Income               $  -        $  -
Income Taxes              13,368      52,283
Pre-Tax Income           $13,368     $52,283

Income Tax on Pre-Tax
 Income at Statutory
 Rate (35%)              $ 4,678     $18,299
Increase (Decrease)
 in Income Tax Resulting
 from the Following Items:
    Corporate Owned
    Life Insurance           859      29,560
    State and Local
     Income Taxes          7,000       2,891
    Other                    831       1,533
Total Income Taxes       $13,368     $52,283

Effective Income Tax Rate   N.M.        N.M.

                                        Page 19E

The following tables show the elements of the net deferred tax asset and the significant temporary differences:

                                      December 31,
                                    2001       2000
                                    (in thousands)
Deferred Tax Assets               $185,586   $ 73,105
Deferred Tax Liabilities           (86,688)   (42,750)
  Net Deferred Tax Assets         $ 98,898   $ 30,355

Property Related Temporary
  Differences                     $(21,224)  $(36,652)
Deferred and Accrued Compensation  108,886     20,785
Capitalized Software Cost          (44,654)     9,702
Accrued Pension Expense             19,832      8,283
Accrued Vacation Pay                12,643      7,978
Deferred State Income Taxes          6,725        907
Amounts Due to Affiliates
  For Future Income Taxes            2,122      2,239
All Other (net)                     14,568     17,113
  Net Deferred Tax Assets         $ 98,898   $ 30,355

The Company joins in the filing of a consolidated federal income tax return with its affiliates in the AEP System. The allocation of the AEP System's current consolidated federal income tax to the System companies is in accordance with SEC rules under the 1935 Act. These rules permit the allocation of the benefit of current tax losses utilized to the System companies giving rise to them in determining their current tax expense. The tax loss of the System parent company, AEP Co., Inc., is allocated to its subsidiaries with taxable income. With the exception of the loss of the parent company, the method of allocation approximates a separate return result for each company in the consolidated group.

The AEP System has settled with the IRS all issues from the audits of the consolidated federal income tax returns for the years prior to 1991.
The AEP System has received Revenue Agent's Reports from the IRS for the years 1991 through 1996, and have filed protests contesting certain proposed adjustments. Returns for the years 1997 through 2000 are presently being audited by the IRS. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

                                        Page 19F

COLI Litigation - On February 20, 2001, the U.S. District Court for the Southern District of Ohio ruled against AEP System companies in its suit against the United States over deductibility of interest claimed in their consolidated federal income tax return related to a corporate owned life insurance (COLI) program. The suit was filed to resolve the IRS' assertion that interest deductions for the COLI program should not be allowed. In
1998 and 1999 the Company paid the disputed taxes and interest attributable to COLI Interest deductions for taxable years 1991-98 to avoid the potential assessment by the IRS of additional interest on the contested tax. The payments were included in investments pending the resolution of this matter. As a result of the U.S. District Court's decision to deny the COLI interest deductions, expenses were increased by $38 million in 2000, which were billed to the affiliated companies. The Company has filed an appeal of the U.S. District Court's decision with the U.S. Court of appeals for the 6th Circuit.

6.   LEASES:

Leases of structures, improvements, office furniture and miscellaneous equipment are for periods of up to 30 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

The components of lease rental costs are as follows:

                                     Year Ended
                                    December 31,
                                    2001     2000
                                   (in thousands)
Lease Payments on
 Operating Leases                 $10,485  $ 8,419
Amortization of Capital Leases     25,044   27,402
Interest on Capital Leases          3,996    6,748
Total Lease Rental Costs          $39,525  $42,569

Property under capital leases and related obligations recorded on the Balance Sheets are as follows:

                                    December 31,
                                   2001      2000
                                   (in thousands)
Property Under Capital Leases:
 Structures and Improvements     $ 11,754  $ 11,754
 Office Furniture and
  Miscellaneous Equipment         101,532   115,671
  Total Property Under
   Capital Leases                 113,286   127,425
Accumulated Amortization           58,748    53,982
  Net Property Under
   Capital Leases                $ 54,538  $ 73,443

Obligations Under Capital Leases*:
 Noncurrent Liability             $32,212   $48,645
 Liability Due Within One Year     22,326    24,798
  Total Obligations Under
   Capital leases                 $54,538   $73,443

* Represents the present value of future minimum lease payments.

                                        Page 19G

Property under operating leases and related obligations are not included in the Balance Sheets. Future minimum lease payments for capital leases consisted of the following at December 31, 2001:

                            Capital    Operating
                            Leases       Leases
                               (in thousands)

2002                        $23,423    $12,902
2003                         16,271     12,483
2004                          8,207      7,524
2005                          3,170      3,159
2006                          1,787      2,647
Later Years                  14,558      1,215
Total Future Minimum
 Lease Rentals               67,416     39,930
Less Estimated Interest
 Element                     12,878       -
Estimated Present Value
 of Future Minimum Lease
 Rentals                    $54,538    $39,930

7.   LONG-TERM DEBT:

      Long-term debt was outstanding as follows:

                                      December 31,
                          Interest    2001     2000
                            Rate      (in thousands)
Notes Payable to Banks:
     Due October 2003      6.355%   $10,000   $10,000
Mortgage Notes:
     Series E (a)          9.60%     46,000    48,000
Advances from
  Parent Company            (b)       1,100     1,100
                                     57,100    59,100
  Less Portion Due Within One Year    2,000     2,000
         Total                      $55,100   $57,100

(a) Due in annual installments of $2,000,000 until 2007 and the balance in December 2008.
(b) The advances from parent company are non-interest bearing and have no due date.

     Long-term debt outstanding at December 31, 2001 is payable as follows:

              Principal
               Amount
           (in thousands)

2002              $ 2,000
2003               12,000
2004                2,000
2005                2,000
2006                2,000
Later Years        37,100
  Total           $57,100

                                        Page 19H

8.  SEGMENT INFORMATION:

The Company has one reportable segment. The Company provides certain managerial and professional services including administrative and engineering services. For the years ended December 31, 2001 and 2000, all of the Company's revenues are derived from managerial and professional services including administrative and engineering services in the United States.

9.    MERGER AND ACQUISITIONS COSTS:

The cost of services performed by AEPSC related to mergers and acquisitions are charged to AEP Co., Inc. or its regulated affiliates or nonregulated affiliates as appropriate. Such costs would be charged to AEP's regulated utilities only if the merger or acquisition pertained to them. Merger costs of AEP Co., Inc. with CSW that were allowed to be recovered from rate-payers were recorded on the electric utility affiliates' books.

10.   SHORT-TERM DEBT BORROWINGS

In June 2000 the AEP System established a Money Pool, to coordinate short-term borrowings for certain subsidiaries, primarily the domestic electric utility operating companies. The operation of the Money Pool is designed to match on a daily basis the available cash and borrowing requirements of the participants, thereby minimizing the need for short-term borrowings from external sources and increasing the interest income for participants with available cash. Participants with excess cash loan funds to the Money Pool reducing the amount of external funds AEP needs to borrow to meet the short-term cash requirements of other participants whose short-term cash requirements are met through advances from the Money Pool. AEP borrows the funds on a daily basis, when necessary, to meet the net cash requirements of the Money Pool participants. A weighted average daily interest rate which is calculated based on the outstanding short-term debt borrowings made by AEP is applied to each Money Pool participant's daily outstanding investment or debt position to determine interest income or interest expense. The Money
Pool participants include interest income in nonoperating income and interest expense in interest charges. As a result of becoming a Money Pool participant, AEPSC retired its short-term debt. At December 31, 2001 AEPSC is a net lender and at December 31, 2000 a net borrower from the Money Pool and reports its receivable position as Advances to Affiliates and it debt position as Advances from Affiliates on the balance sheets.


AEPSC earned interest income of $873,000 for amounts advanced to the AEP Money Pool for the year 2001.

AEPSC incurred interest expense of $3,656,000 and $4,748,000 for amounts borrowed from the AEP Money Pool for the years 2001 and 2000.


                                        Page 19I

                        ANNUAL REPORT OF American Electric Power Service Corporation

                                  For the Year Ended December 31, 2001

                                 SCHEDULE XV - COMPARATIVE INCOME STATEMENT
                                               (In Thousands)

    ACCOUNT     DESCRIPTION                                                       CURRENT          PRIOR
                                                                                   YEAR             YEAR
                                                                               --------------   ------------
                INCOME
      454       Rents from electric properties - NAC                                     $ 5            $ -
      456       Other electric revenues                                                    1            138
      457       Services rendered to associate companies                           1,274,210      1,200,660
      458       Services rendered to non associate companies                          14,956          4,381
      419       Interest  income - other                                                 878             96
      421       Miscellaneous income or loss                                             261          4,660
      447       Impact studies                                                        (2,888)           322
                                                                               --------------   ------------
                     TOTAL INCOME                                                  1,287,423      1,210,257
                                                                               --------------   ------------


                EXPENSES
    500-559     Power production                                                     316,672        184,585
    560-579     Transmission                                                          29,859         22,329
    580-599     Distribution                                                          49,562         28,647
    780-860     Trading                                                                3,390              -
    901-903     Customer accounts expense                                            151,292        111,402
      905       Miscellaneous customer accounts                                        2,833            907
    906-917     Customer service & information                                        13,866         26,998
      920       Salaries and wages                                                   340,291        322,187
      921       Office supplies and expenses                                          98,907         67,327
      922       Administrative expense transferred - credit                         (303,697)      (164,947)
      923       Outside services employed                                             93,937         90,681
      924       Property insurance                                                       141            227
      925       Injuries and damages                                                   8,043          8,527
      926       Employee pensions and benefits                                        87,272         74,505
      928       Regulatory commission expense                                            230         12,634
     930.1      General advertising expenses                                           2,796          3,034
     930.2      Miscellaneous general expenses                                         6,091         17,865
      931       Rents                                                                 89,882         71,198
      935       Maintenance of structures and equipment                               26,161         14,269
    403-405     Depreciation and amortization expense                                 13,598         18,115
      408       Taxes other than income taxes                                         42,909         34,353
      409       Income taxes                                                          76,481         70,819
      410       Provision for deferred income taxes                                  124,713         35,148
      411       Provision for deferred income taxes - credit                        (187,825)       (53,683)
      416       Expense - sports lighting                                                897          1,883
      417       Administrative - business venture                                        638          1,456
      418       Non-Operating rental income                                               69              -
     426.1      Donations                                                              5,106          1,949
 426.3 - 426.5  Other deductions                                                       6,404          3,613
      427       Interest on long-term debt                                             4,979          5,853
      428       Amortization of debt discount and expense                                427            427
      430       Interest on debt to associate companies                                3,656          7,095
      431       Other interest expense                                                   382         12,501
      432       Borrowed funds - construction - credit                                (3,691)             -
                                                                               --------------   ------------
                     TOTAL EXPENSE - INCOME STATEMENT                              1,106,271      1,031,904
                                                                               --------------   ------------

                COST OF SERVICE - BALANCE SHEET
      107       Construction work in progress                                        130,111        128,957
      108       Retirement work in progress                                            4,883          4,905
      120       Nuclear fuel                                                               -              1
      124       Investments                                                             (335)             -
      151       Fuel stock                                                             3,585          1,978
      152       Fuel stock expense undistributed                                       5,685          4,425
      163       Stores expense undistributed                                           8,679         12,151
      182       Regulatory Assets                                                      4,602          1,863
      183       Preliminary survey and investigation charges                               -            747
      184       Clearing accounts                                                      2,397          2,687
      186       Miscellaneous deferred debits                                         14,610         18,650
      188       Research, development, or demonstration expenses                       6,935          1,989
                                                                               --------------   ------------
                     TOTAL COST OF SERVICE - BALANCE SHEET                           181,152        178,353
                                                                               --------------   ------------

                     NET INCOME OR (LOSS)                                                $ -            $ -
                                                                               ==============   ============

                                        Page 20


                          ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2001

                          ANALYSIS OF BILLING - ASSOCIATE COMPANIES - ACCOUNT 457
                                              (In Thousands)

                                                            DIRECT             INDIRECT           COMPENSATION       TOTAL
                                                            COSTS               COSTS              FOR USE           AMOUNT
NAME OF ASSOCIATE COMPANY                                  CHARGED             CHARGED            OF CAPITAL         BILLED
                                                       -----------------   ----------------     ----------------   -------------
                                                            457 .1              457 .2              457 .3

AEP C&I Company, LLC                                               $ 14                 $ 3                 $ -            $ 17
AEP Coal Company                                                    167                 144                   -             311
AEP Communications, Inc.                                             47                   7                   -              54
AEP Communications, LLC                                          12,736               2,552                 (32)         15,256
AEP Credit, Inc.                                                  1,616                 175                  (1)          1,790
AEP Delaware Investment Company                                       1                   -                   -               1
AEP Delaware Investment Company II                                   20                   7                   -              27
AEP EmTech LLC                                                    1,022                 322                   -           1,344
AEP Energy Management, LLC                                            6                   -                  (1)              5
AEP Energy Services Gas Holding Company                             413                  90                              (2)501
AEP Energy Services Gas Holdings II LLC                               5                   3                                -  8
AEP Energy Services, Inc.                                        76,166               7,199                 (28)         83,337
AEP Energy Services Limited                                         826                 100                  (3)            923
AEP Energy Services Ventures, Inc.                                    1                   -                   -               1
AEP Fiber Venture, LLC                                               47               1,239                   -           1,286
AEP Gas Marketing LP                                                 12                   3                   -              15
AEP Gas Power GP, LLC                                                 8                   3                   -              11
AEP Gas Power System, LLC                                           274                  41                   -             315
AEP Generating Company                                              315                  92                  (2)            405
AEP Holdings I CV                                                     2                   1                   -               3
AEP Investments, Inc.                                               174                  46                  (1)            219
AEP Memco LLC                                                         1                   1                   -               2
AEP Ohio Commercial & Industrial Retail Company, LLC                  6                   2                   -               8
AEP Ohio Retail Energy, LLC                                          10                   2                   -              12
AEP Power Marketing, Inc.                                             -                  (1)                  -              (1)
AEP Pro Serv, Inc.                                               20,965               2,183                  (9)         23,139
AEP Pushan Power, LDC                                               222                  37                   -             259
AEP Resources International, Limited                                 15                   3                   -              18
AEP Resources Limited                                               191                  36                   -             227
AEP Resources, Inc.                                               8,140               1,725                 (11)          9,854
AEP Resources Services LLC                                            3                   1                   -               4
AEP Retail Energy, LLC                                               36                   7                   -              43
AEP System Pool                                                 200,753              10,597                   -         211,350
AEP T&D Services, LLC                                               122                  17                   -             139
AEP Texas Commercial & Industrial Retail Limited  Partnership        18                   3                   -              21
AEP Texas Commercial & Industrial Retail GP, LLC                      3                   1                   -               4
AEP Texas Retail GP, LLC                                              2                   1                   -               3
American Electric Power Company, Inc.                            10,774               2,572                 (37)         13,309
Appalachian Power Company                                       118,428              23,145                (140)        141,433
Appalachian Power/Ohio Power Joint Account (Amos)                18,230               2,339                 (16)         20,553
Appalachian Power/Ohio Power Joint Account (Sporn)                6,423                 749                  (4)          7,168
Blackhawk Coal Company                                               48                  13                   -              61
C3 Communications, Inc.                                           1,000                 367                  (1)          1,366
Cardinal Operating Company                                        8,445               1,127                  (5)          9,567
Cedar Coal Company                                                   25                   9                   -              34
Central and South West Corporation                                1,571               2,858                (109)          4,320
Central Appalachian Coal Company                                      4                   2                   -               6
Central Coal Company                                                 11                   4                   -              15
Central Ohio Coal Company                                           614                 178                   4             796
Central Power and Light Company                                  95,583              18,594                 (98)        114,079
Colomet, Inc.                                                       223                  52                   -             275
Columbus Southern Power Company                                  72,722              13,804                 (83)         86,443
Conesville Coal Preparation Company                                 570                 181                  (1)            750
CSW Energy, Inc.                                                  5,850                 607                  (2)          6,455
CSW Energy Services, Inc.                                         2,152                 331                  (1)          2,482
CSW International, Inc.                                           1,108                 105                   1           1,214
CSW Leasing, Inc.                                                    31                   7                   -              38
Datapult LLC                                                          1                 168                   -             169

                                        Page 21


                          ANNUAL REPORT OF American Electric Power Service Corporation

                                 For the Year Ended December 31, 2001

                          ANALYSIS OF BILLING - ASSOCIATE COMPANIES - ACCOUNT 457
                                            (In Thousands)

                                                            DIRECT             INDIRECT           COMPENSATION       TOTAL
                                                            COSTS               COSTS               FOR USE          AMOUNT
NAME OF ASSOCIATE COMPANY                                  CHARGED             CHARGED             OF CAPITAL        BILLED
                                                       -----------------   ----------------     --------------   -------------
                                                            457 .1              457 .2            457 .3
Datapult Limited Partnership                                        415                 182                 -             597
Dolet Hills Lignite Company, LLC                                    448                 283                 -             731
Energia de Mexicali, S de R.L. de C.V.                                1                   3                 -               4
EnerShop Inc.                                                        62                  12                 -              74
Franklin Real Estate Company                                          4                   1                 -               5
HPL GP, LLC                                                           9                   4                 -              13
HPL Resources Company LP                                              2                   -                 -               2
Houston Pipeline Company LP                                       7,195                 479                 -           7,674
Indiana Franklin Reality, Inc.                                        1                   -                 -               1
Indiana Michigan Power Company                                   87,520              16,666              (104)        104,082
Indiana Michigan Power/Water Transportation                       1,343                 335                (1)          1,677
Indiana Michigan/AEP Generating Joint Account (Rockport)          6,884               1,148                (6)          8,026
Industry and Energy Associates LLC                                  147                  18                 -             165
Jefferson Island Storage & Hub LLC                                   56                  10                 -              66
Kentucky Power Company                                           26,177               5,010               (30)         31,157
Kingsport Power Company                                           2,931                 619                (4)          3,546
LIG Chemical Company                                                  2                   -                 -               2
LIG Liquids Company LLC                                              43                   8                 -              51
LIG Pipeline Company                                                  8                   1                 -               9
LIG, Inc.                                                             6                   1                 -               7
Louisiana Intrastate Gas Company, LLC                               207                  36                 -             243
MidTexas Pipeline Company                                            22                   2                 -              24
Mutual Energy CPU L.P.                                                1                   -                 -               1
Mutual Energy L.L.C.                                                  6                   1                 -               7
Mutual Energy Service Company, L.L.C.                             1,547                 265                 -           1,812
Ohio Power Company                                              120,995              22,312              (144)        143,163
Ohio Power/Cook Coal Terminal                                       881                 182                (1)          1,062
Public Service Company of Oklahoma                               55,731              11,356               (57)         67,030
Rep General Partner L.L.C.                                           70                  25                 -              95
Rep Holdco Inc.                                                      28                   3                 -              31
SEEBOARD                                                             86                   5                 -              91
Simco, Inc.                                                           5                   -                 -               5
Southern Appalachian Coal Company                                     5                   1                 -               6
Southern Ohio Coal Company - Martinka                                 8                   3                 -              11
Southern Ohio Coal Company - Meigs                                2,387                 607                15           3,009
Southwestern Electric Power Company                              73,960              13,895               (71)         87,784
West Texas Utilites Company                                      36,922               7,300               (32)         44,190
West Virginia Power Company                                           1                   -                 -               1
Wheeling Power Company                                            3,056                 668                (4)          3,720
Windsor Coal Company                                                696                 197                 6             899
Unbilled Revenues                                                 1,693                   -                 -           1,693
                                                       -----------------   ----------------     --------------   -------------

                       TOTALS                               $ 1,099,733           $ 175,492          $ (1,015)    $ 1,274,210
                                                       =================   ================     ==============   =============



                                        Page 21A


                                               ANNUAL REPORT OF American Electric Power Service Corporation

                                                           For the Year Ended December 31, 2001

                                                ANALYSIS OF BILLING - NONASSOCIATE COMPANIES - ACCOUNT 458
                                                                      (In Thousands)


                                                 DIRECT      INDIRECT     COMPENSATION                  EXCESS         TOTAL
                                                  COST         COST        FOR USE           TOTAL        OR           AMOUNT
         NAME OF NONASSOCIATE COMPANY           CHARGED      CHARGED      OF CAPITAL         COST      DEFICIENCY      BILLED
         ----------------------------           -------      -------      ------------       -----     ----------      ------
                                                 458.1        458.2         458.3                        458.4

Bridgeco                                          $ 274        $ 88            $ -          $ 362         $ -          $ 362
Cinergy                                           4,399         559              -          4,958           -          4,958
East Central Area Reliability                       731         446              -          1,177           -          1,177
Indiana Kentucky Electric Corporation               811         113              -            924           -            924
Ohio Valley Electric Company                      6,965         570              -          7,535           -          7,535

       TOTALS                                  $ 13,180     $ 1,776            $ -       $ 14,956         $ -       $ 14,956



Instruction: Provide a brief description of the services rendered to each nonassociate company:Engineering, Computer and Environmental Laboratory services.

                                        Page 22


                                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                                             For the Year Ended December 31, 2001

                                     SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                                        (In Thousands)

--------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

--------------------------------------------------------------------------------------------------------------------------------

                                                                   ASSOCIATE COMPANY CHARGES           NONASSOCIATE COMPANY CHARGES
                                                                   -------------------------           ----------------------------
                                                                DIRECT     INDIRECT                   DIRECT     INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                               COST         COST         TOTAL        COST        COST       TOTAL
-------      --------------------                               ------     --------       -----       ------     --------     -----
COST OF SERVICE - INCOME STATEMENT

 454         Rents from electric properties - NAC                $ (5)         $ -          $ (5)       $ -         $ -        $ -
 456         Other electric revenues                               (1)           -            (1)         -           -          -
 421         Miscellaneous income or loss                        (236)         (25)         (261)         -           -          -
 447         Impact studies                                     2,888            -         2,888          -           -          -
 458         Services rendered to non associate companies           -            -             -          -           -          -
 500-559     Power production                                 303,959       11,815       315,774        873          25        898
 560-579     Transmission                                      22,953        5,119        28,072      1,141         646      1,787
 580-599     Distribution                                      42,224        7,338        49,562          -           -          -
 780-860     Trading                                            3,338           52         3,390          -           -          -
 901-903     Customer accounts expense                        130,618       20,667       151,285          6           1          7
 905         Customer assistance                                2,512          321         2,833          -           -          -
 906-917     Customer service & information                    12,558        1,308        13,866          -           -          -
 920         Salaries and wages                               310,175       28,677       338,852      1,294         145      1,439
 921         Office supplies and expenses                      84,752       13,946        98,698        186          23        209
 922         Administrative expense transferred - credit     (176,742)    (126,955)     (303,697)         -           -          -
 923         Outside service employed                          76,980        6,350        83,330      9,674         933     10,607
 924         Property insurance                                   140            1           141          -           -          -
 925         Injuries and damages                               7,184          858         8,042          -           1          1
 926         Employee pensions and benefits                    85,043        2,229        87,272          -           -          -
 928         Regulatory commission expense                        164           66           230          -           -          -
 930.1       General advertising expense                        2,564          232         2,796          -           -          -
 930.2       Miscellaneous general expense                      5,452          638         6,090          1           -          1
 931         Rents                                             87,476        2,406        89,882          -           -          -
 935         Maintenance of structures and equipment           25,200          961        26,161          -           -          -
 403-405     Depreciation and amortization expense             13,598            -        13,598          -           -          -
 408         Taxes other than income taxes                     42,735          174        42,909          -           -          -
 409         Income taxes                                      76,296          185        76,481          -           -          -
 410         Provision for deferred income taxes              124,713            -       124,713          -           -          -
 411         Provision for deferred income taxes - credit    (187,825)           -      (187,825)         -           -          -
 416         Sports lighting                                      762          135           897          -           -          -
 417         Administrative - business venture                    511          118           629          6           3          9
 418         Non-Operating rental income                           66            3            69          -           -          -
 419         Interest income - other                             (878)           -          (878)         -           -          -
 426.1       Donations                                          4,595          511         5,106          -           -          -
 426.3-426.5 Other deductions                                   5,875          529         6,404          -           -          -
 427         Interest on long-term debt                         4,979            -         4,979          -           -          -
 428         Amortization of debt discount and expense            427            -           427          -           -          -
 430         Interest on debt to associate companies            3,647            9         3,656          -           -          -
 431         Other interest expense                               424          (42)          382          -           -          -
 432         Borrowed funds - construction - credit            (3,691)           -        (3,691)         -           -          -
                                                            ---------   ----------   -----------  ---------   ---------   --------
TOTAL COST OF SERVICE - INCOME STATEMENT                    1,115,430      (22,374)    1,093,056     13,181       1,777     14,958
                                                            ---------   ----------   -----------  ---------   ---------   --------


                                                                        Page 23





                                     ANNUAL REPORT OF American Electric Power Service Corporation

                                                  For the Year Ended December 31, 2001

                       SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                               (In Thousands)

-------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

--------------------------------------------------------------------------------------------------------------------------------

                                                                      TOTAL CHARGES FOR SERVICE
                                                                      -------------------------
                                                                     DIRECT    INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                                     COST        COST        TOTAL
-------      --------------------                                    ------    --------       -----

COST OF SERVICE - INCOME STATEMENT
 454         Rents from electric properties - NAC                     $ (5)       $ -          $ (5)
 456         Other electric revenues                                    (1)         -            (1)
 421         Miscellaneous income or loss                             (236)       (25)         (261)
 447         Impact studies                                          2,888          -         2,888
 458         Services rendered to non associate companies                -          -             -
 500-559     Power production                                      304,832     11,840       316,672
 560-579     Transmission                                           24,094      5,765        29,859
 580-599     Distribution                                           42,224      7,338        49,562
 780-860     Trading                                                 3,338         52         3,390
 901-903     Customer accounts expense                             130,624     20,668       151,292
 905         Customer assistance                                     2,512        321         2,833
 906-917     Customer service & information                         12,558      1,308        13,866
 920         Salaries and wages                                    311,469     28,822       340,291
 921         Office supplies and expenses                           84,938     13,969        98,907
 922         Administrative expense transferred - credit          (176,742)   (126,955)    (303,697)
 923         Outside service employed                               86,654      7,283        93,937
 924         Property insurance                                        140          1           141
 925         Injuries and damages                                    7,184        859         8,043
 926         Employee pensions and benefits                         85,043      2,229        87,272
 928         Regulatory commission expense                             164         66           230
 930.1       General advertising expense                             2,564        232         2,796
 930.2       Miscellaneous general expense                           5,453        638         6,091
 931         Rents                                                  87,476      2,406        89,882
 935         Maintenance of structures and equipment                25,200        961        26,161
 403-405     Depreciation and amortization expense                  13,598          -        13,598
 408         Taxes other than income taxes                          42,735        174        42,909
 409         Income taxes                                           76,296        185        76,481
 410         Provision for deferred income taxes                   124,713          -       124,713
 411         Provision for deferred income taxes - credit         (187,825)         -      (187,825)
 416         Sports lighting                                           762        135           897
 417         Administrative - business venture                         517        121           638
 418         Non-Operating rental income                                66          3            69
 419         Interest income - other                                  (878)         -          (878)
 426.1       Donations                                               4,595        511         5,106
 426.3-426.5 Other deductions                                        5,875        529         6,404
 427         Interest on long-term debt                              4,979          -         4,979
 428         Amortization of debt discount and expense                 427          -           427
 430         Interest on debt to associate companies                 3,647          9         3,656
 431         Other interest expense                                    424        (42)          382
 432         Borrowed funds - construction - credit                 (3,691)         -        (3,691)
                                                                ----------   --------   -----------
TOTAL COST OF SERVICE - INCOME STATEMENT                        $1,128,611    (20,597)   $1,108,014
                                                                ----------   --------   -----------

                                                                        Page 23A



                                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                                             For the Year Ended December 31, 2001

                                     SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                                        (In Thousands)

-------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

-------------------------------------------------------------------------------------------------------------------------------

                                                                  ASSOCIATE COMPANY CHARGES          NONASSOCIATE COMPANY CHARGES
                                                                  -------------------------          ----------------------------
                                                                DIRECT     INDIRECT                 DIRECT     INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                                COST       COST         TOTAL        COST        COST       TOTAL
-------      --------------------                               ------     --------      -----      ------     --------      -----
 COST OF SERVICE - BALANCE SHEET

 107         Construction work in progress                      115,034    15,077       130,111          -           -          -
 108         Retirement work in progress                          2,983     1,900         4,883          -           -          -
 120         Nuclear fuel                                             -         -             -          -           -          -
 124         Investments                                           (164)     (171)         (335)         -           -          -
 151         Fuel stock                                           2,511     1,074         3,585          -           -          -
 152         Fuel stock expense undistributed                     4,480     1,205         5,685          -           -          -
 163         Stores expense undistributed                         7,711       968         8,679          -           -          -
 182         Regulatory assets                                    4,250       352         4,602          -           -          -
 183         Preliminary survey & investigation charges               -         -             -          -           -          -
 184         Clearing accounts                                    2,166       231         2,397          -           -          -
 186         Miscellaneous deferred debits                        9,766     4,844        14,610          -           -          -
 188         Research, development, or demonstration expense      5,533     1,402         6,935          -           -          -
                                                             ---------- ---------   -----------  ---------   ---------   --------
 TOTAL COST OF SERVICE - BALANCE SHEET                          154,270    26,882       181,152          -           -          -
                                                             ---------- ---------   -----------  ---------   ---------   --------


                                                             ---------- ---------   -----------  ---------   ---------   --------
       TOTAL COST OF SERVICE                                 $1,269,700  $ 4,508    $ 1,274,208  $ 13,181     $ 1,777    $ 14,958
                                                             ========== =========   ===========  =========   =========   ========

                                                                        Page 23B


                                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                                             For the Year Ended December 31, 2001

                                     SCHEDULE XVI (Cont'd) - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                                        (In Thousands)

-------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

------------------------------------------------------------------------------------------------------------------------------

                                                                    TOTAL CHARGES FOR SERVICE
                                                                    -------------------------
                                                                 DIRECT       INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                                 COST          COST      TOTAL
-------      --------------------                                ------       --------    -----
 COST OF SERVICE - BALANCE SHEET

 107         Construction work in progress                       115,034     15,077       130,111
 108         Retirement work in progress                           2,983      1,900         4,883
 120         Nuclear fuel                                              -          -             -
 124         Investments                                            (164)      (171)         (335)
 151         Fuel stock                                            2,511      1,074         3,585
 152         Fuel stock expense undistributed                      4,480      1,205         5,685
 163         Stores expense undistributed                          7,711        968         8,679
 182         Regulatory assets                                     4,250        352         4,602
 183         Preliminary survey & investigation changes                -          -             -
 184         Clearing accounts                                     2,166        231         2,397
 186         Miscellaneous deferred debits                         9,766      4,844        14,610
 188         Research, development, or demonstration expense       5,533      1,402         6,935
                                                              ----------   --------   -----------
 TOTAL COST OF SERVICE - BALANCE SHEET                           154,270     26,882       181,152
                                                              ----------   --------   -----------


                                                               ----------   --------   -----------
       TOTAL COST OF SERVICE                                   $1,282,881   $ 6,285    $ 1,289,166
                                                               ==========   ========   ===========

                                                                        Page 23C

                                          ANNUAL REPORT OF American Electric Power Service Corporation

                                                     For the Year Ended December 31, 2001

                              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                               (In Thousands)


    Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
    Uniform System of Accounts).


                                                                                     DEPARTMENT OR SERVICE FUNCTION
                                                                                     ------------------------------
                                                              TOTAL                           ACCOUNTING     AEP        AUDIT
 ACCOUNT          DESCRIPTION OF ITEMS                        AMOUNT    OVERHEAD  ACCOUNTING  & FIN. SVCS. PROSERV    SERVICES
 -------          --------------------                        ------    --------  ----------  -----------  -------    --------

    454    Rents from Electric Properties - NAC                 $ (5)       $ -         $ -        $ -        $ -         $ -
    456    Other Electric Revenues                                (1)         -           -          -          -           -
    419    Interest Income - Other                              (878)         -           -          -          -           -
    421    Miscellaneous Income or Loss                         (261)       (20)         (1)         -          -           -
    447    Impact Studies                                      2,888          -           -          -          -           -
  500-559  Power Production                                  316,672     11,824         467        108        437           -
  560-579  Transmission                                       29,859      5,604           -          -          -          48
  580-599  Distribution                                       49,562      7,328           -          -          -          13
  780-860  Trading                                             3,390         52           -          -         12           -
  901-903  Customer Accounts Expense                         151,292     20,294       2,855          -          -           7
    905    Misc. Customer Accounts/Customer Assistance         2,833        321           1          -          -          25
  906-917  Customer Service & Information                     13,866      1,373           3          -          -           2
    920    Salaries and Wages                                340,291     24,675      21,915        578      1,458       5,417
    921    Office Supplies and Expenses                       98,907      8,821       3,167         15        236         727
    922    Administrative Expense Transferred - Credit      (303,697)         5    (402,915)        99         87         706
    923    Outside Service Employed                           93,937      5,346       2,719          -          3         366
    924    Property Insurance                                    141          1           -          -          -           -
    925    Injuries and Damages                                8,043        704           -          -          -           -
    926    Employee Pensions and Benefits                     87,272      1,620          90          -          -           8
    928    Regulatory Commission Expense                         230         66          93          -          -           -
   930.1   General Advertising Expense                         2,796        225           1          -          -           -
   930.2   Miscellaneous General Expense                       6,091        602          20          -          -           3
    931    Rents                                              89,882        288         286         (1)        32          (1)
    935    Maintenance of Structures and Equipment            26,161        470          (1)         -         14           -
  403-405  Depreciation and Amortization Expense              13,598          -           -          -          -           -
    408    Taxes Other than Income Taxes                      42,909         (3)        385         14         (1)         56
    409    Income Taxes                                       76,481          -           -          -          -           -
    410    Provision for Deferred Income Taxes               124,713          -           -          -          -           -
    411    Provision for Deferred Income Taxes - Credit     (187,825)         -           -          -          -           -
    416    Cost and Expense of Merchandising                     897        135          42          -          -           -
    417    Administrative - Business Venture                     638        121           -          -          2           -
    418    Non-Operating Rental Income                            69          3           -          -          -           -
   426.1   Donations                                           5,106        446           1          -          -           2
 426.3-426.Other Deductions                                    6,404        514          66          -         (2)         39
    427    Interest on Long Term Debt                          4,979          -           -          -          -           -
    428    Amortization on Long Term Debt                        427          -           -          -          -           -
    430    Interest On Debt to Associate  Companies            3,656          -           -          -          -           -
    431    Other Interest Expense                                382          2           -          -          -           -
    432    Borrowed Funds - Construction - Credit             (3,691)         -           -          -          -           -
    107    Construction Work in Progress                     130,111      9,923       1,555         13        326           -
    108    Retirement Work in Progress                         4,883        341         345          -         16           -
    120    Nuclear Fuel                                            -          -           -          -          -           -
    124    Investments                                          (335)      (149)          -          -          -           -
    151    Fuel Stock                                          3,585        904         233          -          -           -
    152    Fuel Stock Expense Undistributed                    5,685        928         652          -          8           -
    163    Stores Expense Undistributed                        8,679        565         362          -          -           -
    182    Regulatory Assets                                   4,602        227         167          -          -          10
    183    Preliminary Survey & Investigation Charges              -          -           -          -          -           -
    184    Clearing Accounts                                   2,397        119          54          -          -          (1)
    186    Miscellaneous Deferred Debits                      14,610      4,028          11          -          1           -
    188    Research, Development, or Demonstration             6,935      1,068           -          -          6          40

                 TOTAL COST OF SERVICE                   $ 1,289,166  $ 108,771  $ (367,427)     $ 826    $ 2,635     $ 7,467

                                                                        Page 24

                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                                For the Year Ended December 31, 2001

                     SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                        (In Thousands)


    Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
    Uniform System of Accounts).


                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                  ------------------------------
                                                          CORPORATE  CORPORATE   CORPORATE    CORPORATE
 ACCOUNT          DESCRIPTION OF ITEMS                     COMMUN.    DEVELOP.  PLAN & BUDG. SUPPLY CHAIN
 -------          --------------------                    ---------  ---------  ------------ -----------
     454     Rents from Electric Properties - NAC                -        $ -         $ -          $ -
     456     Other Electric Revenues                             -          -           -            -
     419     Interest Income - Other                             -          -           -            -
     421     Miscellaneous Income or Loss                        -          -           -            -
     447     Impact Studies                                      -          -           -            -
   500-559   Power Production                                    4        115         586            -
   560-579   Transmission                                        -         10          73            -
   580-599   Distribution                                        -         56           2            1
   780-860   Trading                                             -          -           -            -
   901-903   Customer Accounts Expense                           -         72           3            -
     905     Misc. Customer Accounts/Customer Assistance         -          2           -            -
   906-917   Customer Service & Information                      2         38           -            -
     920     Salaries and Wages                                 42     17,210       6,995        3,078
     921     Office Supplies and Expenses                       83      1,954         944        1,574
     922     Administrative Expense Transferred - Credit        98      3,368         633          549
     923     Outside Service Employed                           41        738         272          130
     924     Property Insurance                                  -          -           -            -
     925     Injuries and Damages                                -          -           -            -
     926     Employee Pensions and Benefits                     57         63          13            8
     928     Regulatory Commission Expense                       -          -           -            -
    930.1    General Advertising Expense                        88         26           1            -
    930.2    Miscellaneous General Expense                       6        248          50           10
     931     Rents                                              32         (2)         (2)          (2)
     935     Maintenance of Structures and Equipment             -          -           -            -
   403-405   Depreciation and Amortization Expense               -          -           -            -
  4  408     Taxes Other than Income Taxes                      24        477         132           53
     409     Income Taxes                                        -          -           -            -
     410     Provision for Deferred Income Taxes                 -          -           -            -
     411     Provision for Deferred Income Taxes - Credit        -          -           -            -
     416     Cost and Expense of Merchandising                   -          -           -            -
     417     Administrative - Business Venture                   2         29           -            -
     418     Non-Operating Rental Income                         -          -           -            -
    426.1    Donations                                           2          -           -            -
 426.3-426.5 Other Deductions                                   46          2           1            1
 42  427     Interest on Long Term Debt                          -          -           -            -
     428     Amortization on Long Term Debt                      -          -           -            -
     430     Interest On Debt to Associate  Companies            -          -           -            -
     431     Other Interest Expense                              -          -           -            -
     432     Borrowed Funds - Construction - Credit              -          -           -            -
     107     Construction Work in Progress                       5        426          99            -
     108     Retirement Work in Progress                         -          -           -            -
     120     Nuclear Fuel                                        -          -           -            -
     124     Investments                                         -          1           -            -
     151     Fuel Stock                                          -          -           -            -
     152     Fuel Stock Expense Undistributed                    3          -           -            -
     163     Stores Expense Undistributed                        -          -           -         (323)
     182     Regulatory Assets                                  15          1         499            -
     183     Preliminary Survey & Investigation Charges          -          -           -            -
     184     Clearing Accounts                                   -          -           -            -
     186     Miscellaneous Deferred Debits                      62          1          21            -
     188     Research, Development, or Demonstration            18         47           2            9

                   TOTAL COST OF SERVICE                  $ 13,930   $ 24,882    $ 10,324      $ 5,088



                                                                        Page 24A

                                          ANNUAL REPORT OF American Electric Power Service Corporation

                                                     For the Year Ended December 31, 2001

                            SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                                 (In Thousands)


    Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
    Uniform System of Accounts).


                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                                               ------------------------------
                                                        CUSTOMER    ENERGY      ENERGY       ENERGY        ENERGY     ENERGY
 ACCOUNT          DESCRIPTION OF ITEMS                 OPERATIONS  DELIVERY   DEL. SUPPORT  DISTRIBUTION  SERVICES  TRANSMISSION
 -------          --------------------                 ----------  --------   ------------  ------------  --------  ------------

    454    Rents from Electric Properties - NAC               $ -         $ -        $ -             $ -        $ -         $ -
    456    Other Electric Revenues                              -           -          -               -          -           -
    419    Interest Income - Other                              -           -          -               -          -           -
    421    Miscellaneous Income or Loss                        (2)         (1)       (12)             (1)        (1)         (2)
    447    Impact Studies                                       -           -          -               -      2,888           -
  500-559  Power Production                                    11       4,669         79               9    200,373         152
  560-579  Transmission                                         7       7,398        541             193         40      10,905
  580-599  Distribution                                     3,378       1,319      4,245          21,898          2         380
  780-860  Trading                                              -           -        246               -          -           -
  901-903  Customer Accounts Expense                      118,905          15         24             116         50          20
    905    Misc. Customer Accounts/Customer Assistance      1,411          94          -               1          -           -
  906-917  Customer Service & Information                   6,458          94          5              25          1           6
    920    Salaries and Wages                               4,485       1,719      9,250             950     63,784       1,699
    921    Office Supplies and Expenses                     3,914       1,398     12,114           1,094      3,107       1,784
    922    Administrative Expense Transferred - Credit     22,301      13,452      3,175           6,351      4,898       6,536
    923    Outside Service Employed                            79         497        424               3      2,070           8
    924    Property Insurance                                   -           -          -               -          -           -
    925    Injuries and Damages                                16           -          1             389          -           6
    926    Employee Pensions and Benefits                     116          31         50              35         60          42
    928    Regulatory Commission Expense                        -          64          -               -          -           -
   930.1   General Advertising Expense                          9           -          1               6          1          28
   930.2   Miscellaneous General Expense                      107          18        133              16          8         994
    931    Rents                                              152          (1)     2,141               9      1,539          22
    935    Maintenance of Structures and Equipment              1           -      4,234               -        118           -
  403-405  Depreciation and Amortization Expense                -           -          -               -          -           -
    408    Taxes Other than Income Taxes                    1,059         149        365             272      1,521         623
    409    Income Taxes                                         -           -          -               -          -           -
    410    Provision for Deferred Income Taxes                  -           -          -               -          -           -
    411    Provision for Deferred Income Taxes - Credit         -           -          -               -          -           -
    416    Cost and Expense of Merchandising                  718           -          -               -          -           -
    417    Administrative - Business Venture                    -           -          -               -          8           -
    418    Non-Operating Rental Income                          -           -          -               -          2           -
   426.1   Donations                                           35          68          -               1          -           1
 426.3-426.Other Deductions                                     3          74          -               1        (26)         15
    427    Interest on Long Term Debt                           -           -          -               -          -           -
    428    Amortization on Long Term Debt                       -           -          -               -          -           -
    430    Interest On Debt to Associate  Companies             -           -          -               -          -           -
    431    Other Interest Expense                               -           -          -               -          -           -
    432    Borrowed Funds - Construction - Credit               -           -          -               -          -           -
    107    Construction Work in Progress                    2,090         231      1,947           4,865        987      40,402
    108    Retirement Work in Progress                          1           -         11             257          -         167
    120    Nuclear Fuel                                         -           -          -               -          -           -
    124    Investments                                          -           -          -               -          -           -
    151    Fuel Stock                                           -           -          -               -         57           -
    152    Fuel Stock Expense Undistributed                     -           -          -               -      2,040           -
    163    Stores Expense Undistributed                         -          14      5,294               -          -           2
    182    Regulatory Assets                                  312          82          1               -          -           -
    183    Preliminary Survey & Investigation Charges           -           -          -               -          -           -
    184    Clearing Accounts                                    -           -          1               -          -           2
    186    Miscellaneous Deferred Debits                        -       5,700         36             125         18       2,128
    188    Research, Development, or Demonstration Exp.         -           -          5               5          -          28

                 TOTAL COST OF SERVICE                  $ 165,566    $ 37,084   $ 44,311        $ 36,620  $ 283,545    $ 65,948


                                                                        Page 25

                                          ANNUAL REPORT OF American Electric Power Service Corporation

                                                     For the Year Ended December 31, 2001

                              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                                 (In Thousands)


    Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
    Uniform System of Accounts).


                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                           ENGINEER.   ENVIRON.   ENVIRON.   EXECUTIVE
 ACCOUNT          DESCRIPTION OF ITEMS                     SERVICES    AFFAIRS    SERVICES     GROUP
 -------          --------------------                     --------    -------    --------   ---------

    454    Rents from Electric Properties - NAC                 $ -        $ -         $ -        $ -
    456    Other Electric Revenues                                1          -           -          -
    419    Interest Income - Other                                -          -           -          -
    421    Miscellaneous Income or Loss                          (1)         -           -          -
    447    Impact Studies                                         -          -           -          -
  500-559  Power Production                                  20,373        278       5,057      2,099
  560-579  Transmission                                           6          -         659        553
  580-599  Distribution                                           2          -       1,442        901
  780-860  Trading                                                -          -           4          -
  901-903  Customer Accounts Expense                              -          -           -      5,454
    905    Misc. Customer Accounts/Customer Assistance            -          -           -          7
  906-917  Customer Service & Information                         4          -           -        122
    920    Salaries and Wages                                 9,955      2,597         806     10,419
    921    Office Supplies and Expenses                       1,162        439         189      5,935
    922    Administrative Expense Transferred - Credit        2,928         60         772      5,671
    923    Outside Service Employed                          10,206         41         225      6,725
    924    Property Insurance                                     -          -           -          -
    925    Injuries and Damages                                   -          -           -          2
    926    Employee Pensions and Benefits                        49          -          19        110
    928    Regulatory Commission Expense                          -          -           -          6
   930.1   General Advertising Expense                            -          -           -         96
   930.2   Miscellaneous General Expense                         38          3           8        926
    931    Rents                                                 (1)         -          (5)        71
    935    Maintenance of Structures and Equipment                1          -           -         10
  403-405  Depreciation and Amortization Expense                  -          -           -          -
    408    Taxes Other than Income Taxes                        767         44         157        149
    409    Income Taxes                                           -          -           -          -
    410    Provision for Deferred Income Taxes                    -          -           -          -
    411    Provision for Deferred Income Taxes - Credit           -          -           -          -
    416    Cost and Expense of Merchandising                      -          -           -          -
    417    Administrative - Business Venture                      4          -         294          -
    418    Non-Operating Rental Income                            -          -           -          -
   426.1   Donations                                              -        127           -         39
 426.3-426.Other Deductions                                     181        445          (1)       303
    427    Interest on Long Term Debt                             -          -           -          -
    428    Amortization on Long Term Debt                         -          -           -          -
    430    Interest On Debt to Associate  Companies               -          -           -          -
    431    Other Interest Expense                                 -          -           -          -
    432    Borrowed Funds - Construction - Credit                 -          -           -          -
    107    Construction Work in Progress                      8,785          -         335      1,297
    108    Retirement Work in Progress                          135          -           6          -
    120    Nuclear Fuel                                           -          -           -          -
    124    Investments                                            -          -           3          -
    151    Fuel Stock                                           249          -         133          -
    152    Fuel Stock Expense Undistributed                     209          -          22          -
    163    Stores Expense Undistributed                           3          -           -         33
    182    Regulatory Assets                                      -          -           -          -
    183    Preliminary Survey & Investigation Charges             -          -           -          -
    184    Clearing Accounts                                      -          -           -          9
    186    Miscellaneous Deferred Debits                         35          8           6          -
    188    Research, Development, or Demonstration Exp.         108         10          55      5,334

                 TOTAL COST OF SERVICE                     $ 55,199    $ 4,052    $ 10,186   $ 46,271



                                                                         Page 25A

                                        ANNUAL REPORT OF American Electric Power Service Corporation

                                                   For the Year Ended December 31, 2001

                         SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                             (In Thousands)


Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                                 DEPARTMENT OR SERVICE FUNCTION
                                                                                 ------------------------------
                                                          FOSSIL &    GENERAL   GOVERNMENTAL  HUMAN    INFORMATION
 ACCOUNT          DESCRIPTION OF ITEMS                  HYDRO OPER.  SERVICES    AFFAIRS    RESOURCES  TECHNOLOGY    LEGAL
 -------          --------------------                  ----------  ---------   ----------- ---------  -----------  --------

    454    Rents from Electric Properties - NAC                 $ -        $ (5)       $ -        $ -        $ -         $ -
    456    Other Electric Revenues                                -           -          -          -          -           -
    419    Interest Income - Other                                -           -          -          -          -           -
    421    Miscellaneous Income or Loss                          (1)       (169)         -         (5)        (3)          -
    447    Impact Studies                                         -           -          -          -          -           -
  500-559  Power Production                                   9,906       1,549          -         62      2,887         197
  560-579  Transmission                                           -         321          -         24        914         103
  580-599  Distribution                                           -          27          -        137      5,395          47
  780-860  Trading                                                1           -          -          -          -           1
  901-903  Customer Accounts Expense                              7          11          -          -      2,985           2
    905    Misc. Customer Accounts/Customer Assistance            -           -          -         (1)       517           -
  906-917  Customer Service & Information                         -           -          1         12      2,778           -
    920    Salaries and Wages                                   760      12,763      3,499     15,788     54,809      17,194
    921    Office Supplies and Expenses                         642       7,069        528      4,793     22,596       2,367
    922    Administrative Expense Transferred - Credi           885     (13,908)       685     11,162     15,087       2,293
    923    Outside Service Employed                               5       2,757         45      3,130     29,209      15,681
    924    Property Insurance                                     -          43          -          3          -           -
    925    Injuries and Damages                                   4          34          -      4,276         48          76
    926    Employee Pensions and Benefits                        16          46          -     84,440        162          13
    928    Regulatory Commission Expense                          -           -          -          -          -           -
   930.1   General Advertising Expense                            -           2          1         69         32          12
   930.2   Miscellaneous General Expense                          8          26        103        202         79         925
    931    Rents                                                 (1)     47,381          -         69     36,837         490
    935    Maintenance of Structures and Equipment                3      13,734          -          1      7,502           -
  403-405  Depreciation and Amortization Expense                  -      13,598          -          -          -           -
    408    Taxes Other than Income Taxes                        224       3,245         61     26,134      1,049         266
    409    Income Taxes                                           -           -          -          -          -           -
    410    Provision for Deferred Income Taxes                    -           -          -          -          -           -
    411    Provision for Deferred Income Taxes - Credit           -           -          -          -          -           -
    416    Cost and Expense of Merchandising                      -           -          -          -          2           -
    417    Administrative - Business Venture                      -           -          -          -          2           -
    418    Non-Operating Rental Income                            -          64          -          -          -           -
   426.1   Donations                                              -           -      2,161        273          -       1,882
 426.3-426.Other Deductions                                       1          61      3,748         59         54         396
    427    Interest on Long Term Debt                             -       4,343          -          -          -           -
    428    Amortization on Long Term Debt                         -         427          -          -          -           -
    430    Interest On Debt to Associate  Companies               -           -          -          -          -           -
    431    Other Interest Expense                                 -           -          -         13          -           -
    432    Borrowed Funds - Construction - Credit                 -           -          -          -          -           -
    107    Construction Work in Progress                      1,023       1,574          -         25     24,922         828
    108    Retirement Work in Progress                           13         (72)         -          -          -           4
    120    Nuclear Fuel                                           -           -          -          -          -           -
    124    Investments                                            -           1          -       (191)         -           -
    151    Fuel Stock                                             -           -          -         52         36          30
    152    Fuel Stock Expense Undistributed                     131           -          -         49         37          79
    163    Stores Expense Undistributed                       2,715          (1)         -          9          1           -
    182    Regulatory Assets                                      -           -          -          5      1,516         337
    183    Preliminary Survey & Investigation Charges             -           -          -          -          -           -
    184    Clearing Accounts                                      -       2,170          -          -         48           -
    186    Miscellaneous Deferred Debits                          4          37          -        567         77         496
    188    Research, Development, or Demonstration Exp.           2           -          -          -          4         139

                 TOTAL COST OF SERVICE                     $ 16,348    $ 97,128   $ 10,832  $ 151,157  $ 209,582    $ 43,858

                                                                         Page 25B



                                       ANNUAL REPORT OF American Electric Power Service Corporation

                                                   For the Year Ended December 31, 2001

                         SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                             (In Thousands)


Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                               DEPARTMENT OR SERVICE FUNCTION
                                                               ------------------------------
                                                        MAINT SVCS&   MAJOR     MARKET &     MINING
 ACCOUNT          DESCRIPTION OF ITEMS                  REG SVC ORG  PROJECTS   BUS. DEV.  OPERATIONS
 -------          --------------------                  -----------  --------   --------   ----------

    454    Rents from Electric Properties - NAC               $ -        $ -        $ -         $ -
    456    Other Electric Revenues                              -          -          -           -
    419    Interest Income - Other                              -          -          -           -
    421    Miscellaneous Income or Loss                        (4)        (1)         -         (23)
    447    Impact Studies                                       -          -          -           -
  500-559  Power Production                                48,220      1,812       1,662         (1)
  560-579  Transmission                                       157          -           -          -
  580-599  Distribution                                       222          1           1          -
  780-860  Trading                                              3          -           -          -
  901-903  Customer Accounts Expense                            -          -           -          -
    905    Misc. Customer Accounts/Customer Assistance          -          -           -          -
  906-917  Customer Service & Information                       1         14           -          -
    920    Salaries and Wages                               2,336      6,056         613        595
    921    Office Supplies and Expenses                     1,518      1,866         280        333
    922    Administrative Expense Transferred - Credi       4,308        626         178      1,646
    923    Outside Service Employed                            65        407           -         15
    924    Property Insurance                                   -          -           -          -
    925    Injuries and Damages                                 1          -           -         10
    926    Employee Pensions and Benefits                      29          2           -          2
    928    Regulatory Commission Expense                        -          -           -          -
   930.1   General Advertising Expense                          1          -           1          -
   930.2   Miscellaneous General Expense                       10          7          (1)         -
    931    Rents                                              549         (3)         (1)         1
    935    Maintenance of Structures and Equipment             84          -           -          -
  403-405  Depreciation and Amortization Expense                -          -           -          -
    408    Taxes Other than Income Taxes                    1,016        231         125         52
    409    Income Taxes                                         -          -           -          -
    410    Provision for Deferred Income Taxes                  -          -           -          -
    411    Provision for Deferred Income Taxes - Credit         -          -           -          -
    416    Cost and Expense of Merchandising                    -          -           -          -
    417    Administrative - Business Venture                  162          -           -         14
    418    Non-Operating Rental Income                          -          -           -          -
   426.1   Donations                                            2          -           -         66
 426.3-426.Other Deductions                                     1          -           -        192
    427    Interest on Long Term Debt                           -          -           -          -
    428    Amortization on Long Term Debt                       -          -           -          -
    430    Interest On Debt to Associate  Companies             -          -           -          -
    431    Other Interest Expense                               -          -           -          -
    432    Borrowed Funds - Construction - Credit               -          -           -          -
    107    Construction Work in Progress                   19,225      8,121                   104-
    108    Retirement Work in Progress                      3,622         36           -          -
    120    Nuclear Fuel                                         -          -           -          -
    124    Investments                                          -          -           -          -
    151    Fuel Stock                                         293          -           -      1,597
    152    Fuel Stock Expense Undistributed                 1,193          -           -        317
    163    Stores Expense Undistributed                         5          1           -          -
    182    Regulatory Assets                                    -          -           -          -
    183    Preliminary Survey & Investigation Charges           -          -           -          -
    184    Clearing Accounts                                  (12)         -           5          -
    186    Miscellaneous Deferred Debits                      524         44           -        582
    188    Research, Development, or Demonstration Exp.        52          -           -          -

                 TOTAL COST OF SERVICE                   $ 83,583   $ 19,220     $ 2,967    $ 5,398


                                                                         Page 25C


                                ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2001

                          SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                     (In Thousands)


Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                                         ------------------------------
                                                               NATURAL              OPERATIONS   PLANNING &   PUBLIC      RISK
 ACCOUNT          DESCRIPTION OF ITEMS                        GAS OPER    NUCLEAR   & TECH SVCS  BUS. DEV.    POLICY   MANAGEMENT
 -------          --------------------                        --------    -------   -----------  ----------   ------   ----------

   454    Rents from Electric Properties - NAC                  $ -         $ -        $ -          $ -        $ -         $ -
    456    Other Electric Revenues                                -          -           -            -          -           -
    419    Interest Income - Other                                -          -           -            -          -           -
    421    Miscellaneous Income or Loss                           -           -          -           (1)         -           -
    447    Impact Studies                                         -           -          -            -          -           -
  500-559  Power Production                                       -         970      1,586          137          2         735
  560-579  Transmission                                           -           1          -        2,041        269           -
  580-599  Distribution                                           -           -          1        2,768          -           -
  780-860  Trading                                            3,071           -          -            -          -           -
  901-903  Customer Accounts Expense                              -           -          4          313          -          45
    905    Misc. Customer Accounts/Customer Assistance            -           1          -          454          -           -
  906-917  Customer Service & Information                         -           1          -        2,924          1           -
    920    Salaries and Wages                                 1,851          25        598       11,494      1,480       4,260
    921    Office Supplies and Expenses                         135         123        101        2,311        137         884
    922    Administrative Expense Transferred - Credit            -           -        279        1,049         60         462
    923    Outside Service Employed                               1          (4)         3        7,120          5         521
    924    Property Insurance                                     -           -          -            -          -          94
    925    Injuries and Damages                                   -           -          -            1          -       2,470
    926    Employee Pensions and Benefits                        77          21          1           10          2           -
    928    Regulatory Commission Expense                          -           1          -            -          -           -
   930.1   General Advertising Expense                            -           -          -        1,020          -           -
   930.2   Miscellaneous General Expense                          1          30          6          914          -           -
    931    Rents                                                  -           -          -            1          -           4
    935    Maintenance of Structures and Equipment                -           -          -           28          -           -
  403-405  Depreciation and Amortization Expense                  -           -          -            -          -           -
    408    Taxes Other than Income Taxes                        (34)         10         40          242         15          73
    409    Income Taxes                                           -           -          -            -          -           -
    410    Provision for Deferred Income Taxes                    -           -          -            -          -           -
    411    Provision for Deferred Income Taxes - Credit           -           -          -            -          -           -   (
    416    Cost and Expense of Merchandising                      -           -          -            -          -           -
    417    Administrative - Business Venture                      -           -          -            -          -           -
    418    Non-Operating Rental Income                            -           -          -            -          -           -
   426.1   Donations                                              -           -          -            -          -           -
 426.3-426.Other Deductions                                       -           -          -           45          -           -
    427    Interest on Long Term Debt                             -           -          -            -          -           -
    428    Amortization on Long Term Debt                         -           -          -            -          -           -
    430    Interest On Debt to Associate  Companies               -           -          -            -          -           -
    431    Other Interest Expense                                 -           -          -            -          -           -
    432    Borrowed Funds - Construction - Credit                 -           -          -            -          -           -
    107    Construction Work in Progress                         56           -        351          569          -          23
    108    Retirement Work in Progress                            1           -          -            -          -           -
    120    Nuclear Fuel                                           -           -          -            -          -           -
    124    Investments                                            -           -          -            -          -           -
    151    Fuel Stock                                             -           -          -            -          -           1
    152    Fuel Stock Expense Undistributed                       -           -          -           17          -           -
    163    Stores Expense Undistributed                           -           -          -            -          -           -
    182    Regulatory Assets                                      -           -          -        1,274         41           -
    183    Preliminary Survey & Investigation Charges             -           -          -            -          -           -
    184    Clearing Accounts                                      -           -          -            2          -           -
    186    Miscellaneous Deferred Debits                          -           -         12           85          -           -
    188    Research, Development, or Demonstration Exp.           -           -          2            -          -           -

     TOTAL COST OF SERVICE                                  $ 5,159     $ 1,179    $ 2,984      $ 34,818    $ 2,012     $ 9,572

                                                                                 Page 25D


             ANNUAL REPORT OF American Electric Power Service Corporation

                            For the Year Ended December 31, 2001

          SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR
                                  SERVICE FUNCTION
                                       (In Thousands)

Instruction: Indicate each department or service function. (See
Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                              DEPARTMENT OR SERVICE FUNCTION
                                              ------------------------------

 ACCOUNT          DESCRIPTION OF ITEMS                       TAX      TREASURY
 -------          --------------------                       ---      --------
    454    Rents from Electric Properties - NAC                 $ -        $ -
    456    Other Electric Revenues                                          (2)
    419    Interest Income - Other                               (3)      (875)
    421    Miscellaneous Income or Loss                           -        (13)
    447    Impact Studies                                         -          -
  500-559  Power Production                                     (78)       385
  560-579  Transmission                                         (10)         2
  580-599  Distribution                                          (7)         3
  780-860  Trading                                                -          -
  901-903  Customer Accounts Expense                            (37)       147
    905    Misc. Customer Accounts/Customer Assistance            -          -
  906-917  Customer Service & Information                         1          -
    920    Salaries and Wages                                 5,540      6,098
    921    Office Supplies and Expenses                       1,293        874
    922    Administrative Expense Transferred - Credit          974        543
    923    Outside Service Employed                           2,454      1,830
    924    Property Insurance                                     -          -
    925    Injuries and Damages                                   -          5
    926    Employee Pensions and Benefits                        14         66
    928    Regulatory Commission Expense                          -          -
   930.1   General Advertising Expense                          (23)        (1)
   930.2   Miscellaneous General Expense                          1        590
    931    Rents                                                  -         (2)
    935    Maintenance of Structures and Equipment              (36)        (2)
  403-405  Depreciation and Amortization Expense                  -          -
    408    Taxes Other than Income Taxes                      3,498        319
    409    Income Taxes                                      76,481          -
    410    Provision for Deferred Income Taxes              124,713          -
    411    Provision for Deferred Income Taxes - Credit     187,825)         -
    416    Cost and Expense of Merchandising                      -          -
    417    Administrative - Business Venture                      -          -
    418    Non-Operating Rental Income                            -          -
   426.1   Donations                                              -          -
 426.3-426.Other Deductions                                      85          -
    427    Interest on Long Term Debt                             -        636
    428    Amortization on Long Term Debt                         -          -
    430    Interest On Debt to Associate  Companies               -      3,656
    431    Other Interest Expense                               427        (60)
    432    Borrowed Funds - Construction - Credit                 -     (3,691)
    107    Construction Work in Progress                          3          1
    108    Retirement Work in Progress                            -          -
    120    Nuclear Fuel                                           -          -
    124    Investments                                            -          -
    151    Fuel Stock                                             -          -
    152    Fuel Stock Expense Undistributed                       -          -
    163    Stores Expense Undistributed                          (1)         -
    182    Regulatory Assets                                     24         91
    183    Preliminary Survey & Investigation Charges             -          -
    184    Clearing Accounts                                      -          -
    186    Miscellaneous Deferred Debits                         (1)         3
    188    Research, Development, or Demonstration Exp.           -          1

     TOTAL COST OF SERVICE                                  $ 27,487   $ 10,604

                                                Page 25E (Cont'd)

                                              ANNUAL REPORT OF American Electric Power Service Corporation

                                                        For the Year Ended December 31, 2001

                                                        DEPARTMENTAL ANALYSIS OF SALARIES
                                                     (In Thousands except Number of Personnel)

                                                            DEPARTMENTAL SALARY EXPENSE
                                                            ---------------------------
NAME OF DEPARTMENT                                         INCLUDED IN AMOUNTS BILLED TO
------------------                                         -----------------------------                  NUMBER OF
Indicate each department                        TOTAL          PARENT          OTHER          NON          PERSONNEL
or service function.                            AMOUNT         COMPANY      ASSOCIATES     ASSOCIATES     END OF YEAR
                                               --------        -------     -----------     ----------     -----------

Service Groups (Overheads)                     $ 24,675          $ 384       $ 24,218          $ 73                -
Accounting                                       12,310            171         12,139             -              390
Accounting & Financial Services                     447             31            416             -                7
AEP ProServ                                       1,393             18          1,375             -               28
Audit Services                                    3,177             53          3,124             -               50
Corporate Communications                          4,175             11          4,164             -               65
Corporate Development                             6,421            173          6,248             -               91
Corporate Planning & Budgeting                    4,927             29          4,897             1               61
Corporate Supply Chain                            1,365              7          1,358             -               42
Customer & Community Services                    52,733            367         52,366             -            1,392
Energy Delivery                                   6,440              6          5,731           703               99
Energy Delivery Support                          14,420            148         14,268             4              344
Energy Distribution                              15,597             34         15,563             -              283
Energy Services                                  30,415             85         30,187           143              443
Energy Transmission                              34,132             29         33,937           166              501
Engineering Services                             29,657             68         29,051           538              380
Environmental Affairs                             1,508              1          1,507             -               11
Environmental Services                            5,971              6          5,956             9               83
Executive Group                                   6,185            160          5,815           210               75
Fossil & Hydro Operations                         9,263             16          9,247             -              129
General Services                                  8,483             23          8,460             -              239
Governmental Affairs                              2,435              8          2,427             -               29
Human Resources                                   9,354             56          9,287            11              340
Information Technology                           31,618          1,256         30,322            40              898
Legal                                             9,171            313          8,846            12              110
Maintenance Services & Regional
   Service Organization                          52,617             39         52,550            28            1,079
Major Projects                                    8,951             57          8,633           261              104
Marketing & Business Development                  1,344             11          1,333             -               14
Mining Operations                                 1,750              2          1,748             -               33
Natural Gas Operations                            3,448              4          3,444             -              104
Nuclear                                             291              -            291             -                1
Operations & Technical Services                   1,724              2          1,722             -               24
Planning & Business Development                  11,993             14         11,972             7              155
Public Policy                                       387              1            386             -                6
Risk Management                                   2,960              8          2,942            10               58
Tax                                               3,300             30          3,270             -               50
Treasury                                          3,874             63          3,772            39               43

       TOTALS                                 $ 418,911        $ 3,684      $ 412,972       $ 2,255            7,761



These amounts include charges to accounts throughout the Income Statement, including billable Balance Sheet accounts.  Therefore, these amounts cannot be identified in total with any particular line on Schedule XV, but are distributed among various lines.


                                                                        Page 26


                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2001

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee included within the category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
----------------------------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT

A & A Transfer Company                                   Consulting Services                              $ 546
A. C. Coy Company                                        Consulting Services                                239
ABB Power T & D Co. Inc.                                 Consulting Services                                144
Abby Lane/Dana Temporaries, Inc.                         Temporary Office and Accounting Services           183
Abilene, City of                                         Consulting Services                                220
ABS Consulting Inc.                                      Consulting Services                                936
Accenture LLP                                            Consulting Services                                134
Accountemps                                              Temporary Office and Accounting Services           538
Accounting Principles                                    Temporary Office and Accounting Services           572
Active Development Group, Inc.                           Consulting Services                                160
Adecco Employment Services, Inc.                         Temporary Office and Accounting Services           148
Aerotek. Inc.                                            Temporary Office and Accounting Services           293
Affiliates                                               Legal Services                                     139
Al Stalter & Associates                                  Consulting Services                                505
Alliance Participants Admin. & Startup                   Consulting Services                              2,100
Alstom Power, Inc.                                       Engineering Services                               275
American Payment Systems, Inc.                           Collection Service                               3,115
Analysis Group Economics                                 Consulting Services                                505
Analysts International Corporation                       Consulting Services                                778
And Beyond Communications                                Consulting Services                                133
Applied Computer Sciences, Inc.                          Consulting Services                                136
Applied Performance Technologies, Inc.                   Consulting Services                                485
Arthur Andersen LLP                                      Consulting Services                                574
ASAP Software Express, Inc.                              Software Licence                                 1,740
Aspect Telecommunications Corporation                    Telecommunications Services                        713
AYCO Company, LP                                         Financial Services                                 274
Babcock & Wilcox Construction                            Facilities Maintenance                             303
Babcock Borsig Power                                     Engineering Services                             3,488
Banctec Service Corporation                              Software Licence                                   330
Bank of Oklahoma                                         Banking Services                                   805
Bell & Howell Company                                    Software Maintenance                               134
BMC Software, Inc.                                       Software Licence                                 1,630
Booz-Allen & Hamilton Inc.                               Consulting Services                              2,456
Boston Consulting Group, Inc.                            Consulting Services                                204
Bowe Systec, Inc.                                        Training Services                                  330
Bracewell & Patterson                                    Legal Services                                     545
Bridger Group                                            Consulting Services                                225
Buckeye Corporate Transportation                         Transportation Services                            235
Burgess, Burgess, Burgess, & Hightower                   Legal Services                                     100
Burr Wolff LP                                            Financial Services                                 109
Buypay Traveler Express Co. Inc.                         Wire Service                                     1,990
Cambridge Energy                                         Research & Development                             388
Candle Corporation                                       Software Licence                                 1,309
Cap Gemini America                                       Consulting Services                                252
Cap Gemini Ernst & Young US LLC                          Consulting Services                                357
Capital Recovery Service                                 Payment Recovery Service                           129
CDI Corporation                                          Design Services                                    236
Charles River Associates, Inc.                           Consulting Services                                225
Cisco Systems, Inc.                                      Software Maintenance                               424
Citibank NA                                              Financial Services                                 145
Clark, Thomas, & Winters                                 Legal Services                                   3,065
Climate Control Council                                  Consulting Services                                159
Clinch River Corporation                                 Facilities Maintenance                             264

                                                       Page 27


                           ANNUAL REPORT OF American Electric Power Service Corporation

                                       For the Year Ended December 31, 2001

                                            OUTSIDE SERVICES EMPLOYED
                                                  (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee included within the category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
----------------------------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                     SERVICE PROVIDED                 AMOUNT

Coghlan, Crowson, Fitzpatrick, Westbrook,
    & Worthington, LLP                                     Legal Services                                      179
Cognos Corporation                                         Software Licence                                    189
Com Net Communications Network                             Telecommunications Services                         482
Commercial Movers, Inc.                                    Office Furniture Transportation                     136
Commerzbank                                                Advisory Services                                   306
Compaq Computer Corporation                                Computer Support                                    548
Complete Business Solutions, Inc.                          Consulting Services                                 315
Computer Associates International, Inc.                    Software Licence                                  1,270
Computer Enterprises, Inc.                                 IT Support                                          177
Computer Project Resources, Inc.                           Consulting Services                                 252
Compuware Corporation                                      Software Licence                                  2,053
Consultech                                                 Engineering Services                                185
Contract Counsel                                           Legal Services                                      373
Control Software, Inc.                                     Software Licence                                    124
Corechange, Inc.                                           Consulting Services                               1,138
Corporate Executive Board                                  Consulting Services                                 119
Covansys                                                   Software Maintenance                                290
Credit Bureau Services                                     Credit Information Services                         249
Crescent Real Estate                                       Plant Maintenance                                 1,400
Crowe Chizek                                               Software Licence                                    142
CSI-Maximus                                                Software Licence                                    104
D. B. Riley, Inc.                                          Engineering Services                              2,871
Darwin Partners, Inc.                                      Supply Transportation                               129
Data Dynamics, Inc.                                        Consulting Services                               1,263
DAVOX Corporation                                          Consulting Services                                 158
DecisionOne Corporation                                    Consulting Services                                 156
Dell Computer Corporation                                  Consulting Services                               3,866
Deloitte & Touche LLP                                      Auditing/Consulting Services                      5,797
Doerner, Saunders, Daniel, & Anderson                      Legal Services                                      374
Dominion Virginia Power                                    Consulting Services                               1,805
Eftia OSS Solutions, Inc.                                  Telecommunications Services                         624
Ejiva, Inc.                                                Consulting Services                                 113
Electric Power Research Institute                          Research & Development                            2,093
EMC Corporation                                            Computer Support                                  1,664
Emplifi, Inc.                                              Consulting Services                                 165
Enterprise for Education                                   Education Services                                  150
ENTEX IT Service                                           PC Workstation Support                              315
Entropy, Inc.                                              Technical Support                                   122
Environmental Synergy, Inc.                                Environmental Services                            1,050
EPRI Solutions                                             Research & Development                            1,767
Equifax Credit Information Service                         Credit Information Services                         857
Ernst & Young                                              Consulting Services                                 104
Everest Data Research, Inc.                                Consulting Services                                 678
Expert Technical Consultants, Inc.                         Consulting Services                                 114
Fireproof Records Center                                   Consulting Services                                 106
Fleet Business Credit Corporation                          Software Maintenance                                315
Franklin Computer Services Group, Inc.                     Consulting Services                                 133
Frontier Associates LLC                                    Consulting Services                                 135
Frontway Network Solutions                                 Network & eBusiness Services                        286
Gartner Group, Inc.                                        Industry Information Services                       265
GE Capital Financial                                       Financial Services                                  178

                                                         Page 27A


                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2001

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee included within the category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
----------------------------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT

GE Smallworld, Inc.                                      Software Maintenance                               209
General Research                                         Training Services                                1,042
Gentry, John M.                                          Engineering Services                               124
Gill Elrod Ragon                                         Legal Services                                     143
Govind & Associates                                      Engineering Services                               109
Grosh Consulting                                         Consulting Services                                874
Group 1 Software, Inc.                                   Software Maintenance                               501
Harris Corporation                                       Software Maintenance                               157
Has, Inc.                                                IT Support                                         115
Hennegan                                                 Legal Services                                     158
Henwood Energy Services, Inc.                            Consulting Services                                119
Hewitt Associates LLC                                    Consulting Services                                101
Hewlett-Packard Company                                  Computer Support                                   366
Hitachi Credit America Corporation                       Licence, Support, & Training Services              713
Holliday Enterprises, Inc.                               Consulting Services                                314
Hummingbird                                              Software Licence                                   128
Huntington National Bank                                 Financial Services                                 366
Hydro Quebec                                             Environmental Services                             135
Hyperion Solutions                                       Software Licence                                   204
Idea Integration                                         Consulting Services                                139
IKON, Inc.                                               Printing Services                                  101
Imprimis Group, Inc.                                     Temporary Office and Accounting Services           188
Indecon, Inc.                                            Consulting Services                                713
Indus International                                      Consulting Services                              2,134
Infinis, Inc.                                            Consulting Services                                113
Informatica Corporation                                  Consulting Services                                265
Information Builders, Inc.                               Software Maintenance                               377
Information Consulting Group, LLC                        Consulting Services                                170
Infosystems Corporation                                  Consulting Services                                106
In-Plant Techniques Corporation                          Printing Services                                  674
Interactive Business Systems, Inc.                       Consulting Services                                431
Intergraph Public Safety                                 Software Maintenance                               120
Interiors Group, Inc.                                    Consulting Services                                379
International Business Machine Corporation               Consulting Services                              2,736
Internos LLC                                             Consulting Services                                295
IOS Capital                                              Billing Services                                   183
Itron, Inc.                                              Consulting Services                                220
ITS Technologies, Inc.                                   Engineering Services                               204
J & M Bradley Enterprises, Inc.                          Software Maintenance                               301
J. D. Services, Inc.                                     Engineering Services                               209
Jenkens & Gilchrist                                      Consulting Services                                163
Jones, Day, Reavis, & Pogue                              Legal Services                                   1,262
Jones, Galligan, Key, & Lozano                           Legal Services                                     103
Kelly Services, Inc.                                     Temporary Office and Accounting Services         1,297
Key Personnel                                            Temporary Office and Accounting Services           729
Kforce.com                                               Temporary Office and Accounting Services           719
King Business Interiors, Inc.                            Facilities Maintenance                             317
Kleberg Law Firm                                         Legal Services                                     296
Landmark Systems Corporation                             Software Licence                                   273
LaSalle Partners                                         Facilities Management                            4,044
Leapnet, Inc.                                            Consulting Services                                110
Lifecare.com, Inc.                                       Consulting Services                                219
Linesoft, Inc.                                           Software Licence                                 2,979

                                                      Page 27B


                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2001

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee included within the category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
---------------------------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT

Lloyd, Gosseling, Blevins, Rochelle, Balwin,
      & Townsend, PC                                     Legal Services                                     192
Logica, Inc.                                             Consulting Services                              5,686
Logical Resources, Inc.                                  Research Services                                  358
Love Envelopes, Inc.                                     Form Printing Services                             153
Lucent Technologies, Inc.                                Software Design                                    138
M/A-Com Wireless System                                  Engineering Services                               326
Magnum Construction, Inc.                                Facilities Maintenance                             316
Management Recruiters                                    Employment Services                                111
Manifest Solutions Corporation                           Consulting Services                                258
Market Strategies, Inc.                                  Consulting Services                              1,221
Maxim Group                                              Consulting Services                              2,403
Maximation, Inc.                                         Consulting Services                                535
McAllen, City of                                         Consulting Services                                559
Mercer Management Consulting, Inc.                       Consulting Services                                425
Merrill Lynch International                              Financial Services                               1,186
Meta Group, Inc.                                         Consulting Services                                212
Metro Information Services                               Software Maintenance                               232
Microsoft Corporation                                    Software Licence                                   178
Mitem Corporation                                        Software Licence                                   116
MMC Enterprise Risk, Inc.                                Financial Services                                 150
National City Bank                                       Financial Services                                 198
National Education Training Group                        Training Services                                  287
National Records Centers, Inc.                           Records Management                                 234
National Theatre for Children                            Education Services                                 334
Navigant Consulting, Inc.                                Consulting Services                                234
NCO Financial Systems, Inc.                              Financial Services                                 347
NCOE Payments                                            Financial Services                                 103
Necho Systems Corporation                                Software Maintenance                               205
Novadigm                                                 Software Licence                                   169
Novatec Automations Systems, Inc.                        Software Maintenance                               160
Novient Inc.                                             Service Fees & Maintenance                         165
NSI Consulting & Development, Inc.                       Consulting Services                              1,920
Odyssey Consulting Services, Inc.                        Consulting Services                                712
Officeteam                                               Temporary Office and Accounting Services           160
Ohio State University                                    Consulting Services                                127
Olsten Staffing Services, Inc.                           Temporary Office and Accounting Services           417
Option One                                               Temporary Office and Accounting Services           152
Oracle Corporation                                       Training Services                                1,231
Origin Technology in Business                            Consulting Services                                614
OSI Outsourcing Services, Inc.                           Call Handling Service                            3,381
PA Consulting Services, Inc.                             Consulting Services                                195
Pacific Telematics, Inc.                                 Consulting Services                                120
Paros Business Partners, Inc.                            Consulting Services                                585
Paul J. Ford & Company                                   Consulting Services                                300
Peace Software                                           Software Licence                                   264
People.com Consultants, Inc.                             Consulting Services                                111
PeopleSoft USA, Inc.                                     Consulting Services                                374
Porter, Wright, Morris, & Arthur                         Legal Services                                     873
Potter & Associates, Inc.                                Training Services                                  164
Power Costs, Inc.                                        Software Licence                                   194
Power Tecnologies, Inc.                                  Software Support                                   132
Powerplan Consultants, Inc.                              Consulting Services                                383

                                                    Page 27C


                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2001

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee included within the category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
---------------------------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT

Pratt & Grant                                            Consulting Services                                380
Preferred Technology                                     Software Support                                   413
PriceWaterhouseCoopers LLP                               Consulting Services                              1,438
Princeton Softech, Inc.                                  Software Licence                                   365
Productivity Point International                         Consulting Services                                122
Progressive Marketing, Inc.                              Printing Services                                  187
Project Control                                          Consulting Services                                330
Protec Group, Inc.                                       Consulting Services                                803
Provide Technologies, LLC                                Consulting Services                                116
Prudential Insurance Company                             Financial Services                                 312
Quick Solutions, Inc.                                    Consulting Services                              1,250
R. Dorsey & Company, Inc.                                Consulting Services                                622
Rapidigm                                                 Consulting Services                              1,744
Ray & Berndtson, Inc.                                    Legal Services                                     546
Remedy Corporation                                       Computer Support                                   410
Renaissance Worldwide IT Consulting Services, Inc.       Consulting Services                                539
Robert Half International, Inc.                          Consulting Services                                561
Roland Technical Staffing, Inc.                          Consulting Services                                264
RSA Security                                             Software Licence                                   478
Sarcom, Inc.                                             Consulting Services                                100
SAS Institute, Inc.                                      Software Licence                                   133
Sensible Software Solutions, LLC                         Software Support                                   176
SHL USA, Inc.                                            Consulting Services                                140
Sidley & Austin                                          Legal Services                                     714
Siemans Business Services, Inc.                          Software Installation                              512
Skillsoft Corporation                                    Training Services                                  406
Small World Systems, Inc.                                Software Licence                                   436
Sodexho Marriott Services                                Catering Services                                  636
Software AG of North America                             Software Installation                              285
Software Support Group                                   Consulting Services                                160
Solomon Associates, Inc.                                 Consulting Services                                116
Southwest Power Pool                                     Engineering Services                               822
Spectrum Solutions, Inc.                                 Consulting Services                                117
Spherion Corporation                                     Consulting Services                                171
Spidertech, Inc.                                         Telecommunications Services                        120
Standley & Gilcrest                                      Legal Services                                     115
Steptoe & Johnson, LLP                                   Legal Services                                   2,160
Sterling Commerce Interchange                            Software Licence                                   234
Stone & Webster Consultants                              Consulting Services                                487
Storage Technology Corporation                           Software Maintenance                               142
Summitt Construction, Inc.                               Consulting Services                                161
Sun Technical Services, Inc.                             Consulting Services                              4,378
Superior Tech Resources, Inc.                            Consulting Services                                119
Systor Security Solutions, Inc.                          Software Licence                                   310
Taylor, Burrage, Foster, Mallett, Downs, & Ramsey        Legal Services                                     166
Techmate, Inc.                                           Consulting Services                                724
Teksystems                                               Consulting Services                                458
Tesseract                                                Payroll Benefits Maintenance                       187
Texas Print Services, Inc.                               Printing Services                                  266
Thermal Energy International Inc.                        Engineering Services                               258
Thomas Glover Associates, Inc.                           Consulting Services                                151
Topographic Mapping Company                              Mapping Services                                   113
Trammell Crow Company                                    Office Building Security                           359

                                                    Page 27D


                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2001

                                                OUTSIDE SERVICES EMPLOYED
                                                      (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee included within the category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.

----------------------------------------------------------------------------------------------------------------------------------
        FROM WHOM PURCHASED                    SERVICE PROVIDED                     AMOUNT

Twenty First Century                      Consulting Services                                     187
Ubics, Inc.                               Consulting Services                                     308
UBS Warburg LLC                           Financial Services                                      708
Uni Data Systems                          Consulting Services                                     145
Unisys Corporation                        Consulting Services                                   1,452
United Parcel Service                     Delivery Service                                        392
URS Corporation                           Engineering Services                                    157
Usertech                                  Consulting Services                                   1,309
Van Ness Feldman                          Legal Services                                          105
Varo Engineers, Ltd.                      Engineering Services                                    358
Venture Sum Corporation                   Pole Maintenance                                        107
Vigilinx, Inc.                            Consulting Services                                     405
Vinson & Associates                       Temporary Office and Accounting Services                915
Vinson & Elkins LLP                       Legal Services                                          851
Vision Technologies, Inc.                 Software Implementation                                 150
Wagstaff, Alvis, Stubbeman,
   Seamster, & Longacre, LLP              Legal Services                                          397
White, Coffey, Galt, & Fite, PC           Legal Services                                          469
Wilkinson, Carmody, & Gilliam             Legal Services                                          597
William M. Mercer, Inc.                   Consulting Services                                     105
Wiseman Construction Company, Inc.        Facilities Maintenance                                  835
Woods, Rogers, & Hazelgrove PLC           Legal Services                                          283
Xerox Corporation                         Printing Services                                       400
Others (3,268 under $100,000)             Various Services                                     20,437
                                                                                         -------------

TOTAL                                                                                        $ 31,072
                                                                                         =============


---------------------------------------------------------------------------------------------------------------------------

These amounts include charges to accounts throughout the Income Statement, including billable Balance Sheet accounts.
Therefore, these amounts cannot be identified in total with any particular line on Schedule XV, but are distributed among various lines.

                                        Page 27E

            ANNUAL REPORT OF American Electric Power Service Corporation

                        For the Year Ended December 31, 2001

                    EMPLOYEE PENSIONS AND BENEFITS - ACCOUNT 926
                                   (In Thousands)

--------------------------------------------------------------------------

Instructions: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

--------------------------------------------------------------------------

DESCRIPTION                                                   AMOUNT
                                                         -----------------

Medical                                                          $ 39,158

Deferred Compensation Benefits                                        955

Other Postretirement Benefits                                      18,682

Savings Plan                                                        7,695

Supplemental Pension Plan                                           7,990

Retirement Plan                                                   (11,400)

Long-Term Disability                                                3,091

Group Life Insurance                                               (6,886)

Dental Insurance                                                    2,879

Employee Educational Assistance                                       553

Training Administration Expense                                     2,188

Corporate Owned Life Insurance                                      1,976

Post Employment Benefits                                           19,530

Employee Awards and Events Program                                    494

Miscellaneous                                                         367
                                                         -----------------

     TOTAL                                                       $ 87,272
                                                         =================

              ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2001

                      GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1
                                    (In Thousands)

--------------------------------------------------------------------------

Instructions: Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------

                 DESCRIPTION                   NAME OF PAYEE         AMOUNT


General Advertising            Blue Ridge Public Television            $ 3
                               Herald-Dispatch                           3
                               Macromedia                                8
                               Nationwide Advertising Service           11
                               Ohio Newspaper Services, Inc.             8
                               Our Texas Magazine                        4
                               Sha-Cas Inc.                              5
                               West Virginia Press Services              8
                               Others                                  117
                                                                      -----
                                                      SUBTOTAL         167
                                                                      -----



Consumer Education             Charles Ryan Associates, Inc.             3
                               Democracy Data & Communication           61
                               Diversified Educational                  20
                               Giacomazza Giuseppe                       8
                               Hartman, Lee & Sons, Inc.                 3
                               Moore Syndication, Inc.                  27
                               Progressive Marketing, Inc.              32
                               Promotional Management Group, Inc.       11
                               Salter & Associates                       3
                               Others                                   53
                                                                      -----
                                                      SUBTOTAL         221
                                                                      -----


Consumer Surveys               International Robotics, Inc.              5
                               Eagle Exhibits                            8
                               Enterprise For Education                135
                               Market Strategies, Inc.                 897
                               TQS Research, Inc.                       65
                               Others                                   50
                                                                    -------
                                                      SUBTOTAL       1,160
                                                                    -------

        ANNUAL REPORT OF American Electric Power Service Corporation

                    For the Year Ended December 31, 2001

                GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1
                               (In Thousands)

-----------------------------------------------------------------------------

Instructions: Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

-----------------------------------------------------------------------------




Salaries, salary related expenses,
overheads and other
expenses                                                         1,248
                                                  ---------------------
                                     SUBTOTAL                    1,248
                                                  ---------------------
                                                  ---------------------
                                      TOTAL                    $ 2,796
                                                  =====================

                                        Page 29A

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2001

                 MISCELLANEOUS GENERAL EXPENSES - ACCOUNT 930.2
                                 (In Thousands)

-----------------------------------------------------------------------------

Instructions: Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses" classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976
(2 U.S.C. 441 (b)(2))shall be separately classified.

-----------------------------------------------------------------------------

DESCRIPTION                                                            AMOUNT

Salaries, Salary Related Expenses and Overheads                       $ 3,580
Membership Fees and Dues                                                  837
Directors' Fees and Expenses                                              127
Manage Cash                                                               434
Electric Power Research Institute Fees                                    433
Engineer and Design Telecommunication and Transmission Facilities         171
Promote Positive Employee Relations                                        52
Continuity Planning                                                        50
Individual Shareholder Support                                             36
Manage Investments                                                         30
Construct Transmission Station Facilities                                  29
Develop and Deploy IT Infrastructure                                       24
Outside Legal Services                                                     22
Manage Short Term Funding                                                  16
Sell Nonregulated Products                                                 15
Manage Factoring                                                           15
Provide For Miscellaneous Employee Benefits                                13
Manage Relocation Process                                                  12
Promote Regulated Products                                                 10
Maintain Shops and Labs                                                     8
Miscellaneous                                                             177
                                                                    ----------
     TOTAL                                                            $ 6,091
                                                                    ==========

        ANNUAL REPORT OF American Electric Power Service Corporation

                    For the Year Ended December 31, 2001

                             RENTS - ACCOUNT 931
                               (In Thousands)

---------------------------------------------------------------------------

Instructions: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

---------------------------------------------------------------------------

TYPE OF PROPERTY                        AMOUNT

Office Space                                $ 48,447
Computer Software                                367
Computer Equipment                            31,522
Office Equipment                                 514
Telecommunications Equipment                   5,431
Miscellaneous                                  3,601
                                    -----------------

     TOTAL                                  $ 89,882
                                    =================

        ANNUAL REPORT OF American Electric Power Service Corporation

                    For the Year Ended December 31, 2001

                 TAXES OTHER THAN INCOME TAXES - ACCOUNT 408
                               (In Thousands)

---------------------------------------------------------------------------

Instructions: Provide an analysis of Account 408 "Taxes Other Than Income Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various
kinds of taxes and show the amounts thereof.   Provide a subtotal for each
class of tax.

---------------------------------------------------------------------------

DESCRIPTION                                              AMOUNT

Taxes Other Than U.S. Government Taxes
State Unemployment Taxes                                        $ 407
Property, Franchise, Ad Valorem and Other Taxes                 7,078
                                                      ----------------

     SUB-TOTAL                                                  7,485
                                                      ----------------

U.S. Government Taxes
Social Security Taxes                                          34,940
Federal Unemployment Taxes                                        484
                                                      ----------------

     SUB-TOTAL                                                 35,424
                                                      ----------------


     TOTAL                                                   $ 42,909
                                                      ================

        ANNUAL REPORT OF American Electric Power Service Corporation

                  For the Year Ended December 31, 2001

                        DONATIONS - ACCOUNT 426.1
                              (In Thousands)


Instructions: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                      PURPOSE OF DONATION      AMOUNT

Abilene Christian University               Educational              $ 5
Abilene Industrial Foundation               Community                20
AEP Operation Feed                          Community                 4
AEP United Way Campaign                     Community                 8
Alpine Main St                              Community                 4
American Cancer Society                     Community                 5
American Coal Foundation                    Community                 4
American Heart Association                  Community                 9
American Red Cross                          Community               330
Angelo State University                    Educational               24
Annapolis Center                            Community                25
Aransas Co Independent                      Community                 3
ASME Foundation                             Community                25
Aspermont BDC Inc.                          Community                 6
Atascosa County                             Community                22
Atascosa County Economic                    Community                 5
B R E A D Organization                      Community                 5
Balletmet                                   Community                 6
Bay Area Citizens                           Community                 3
Bayfest Inc                                 Community                 5
Bee Community Action Agency                 Community                 9
Big Bend Community Action Comm              Community                 7
Blazer, Paul High School                   Educational                3
Boy Scouts of America                       Community                 6
Boys & Girls Club                           Community                37
Boys & Girls Club of Laredo                 Community                 3
Brookings Institution                      Educational               10
Brush Country Bus Resource CT               Community                10
Burton McCumber & Cortex LLP CPA            Community                10
Cactua Bowl                                 Community                 3
Cameron & Willacy Counties                  Community                39
Camp, Inc.                                  Community                15
Capital Square Foundation                   Community                20
Capitol Wings Airline, Inc.                 Community                 6
Central Texas Opportunities                 Community                 7
Chamber of Commerce                         Community                28
Chamber of Commerce Port Isabel             Community                 3
Champion of Children Fund                   Community                 5
Childrens Hospital Foundation               Community                25
Coastal Bend College                       Educational                5

        ANNUAL REPORT OF American Electric Power Service Corporation

                For the Year Ended December 31, 2001

                      DONATIONS - ACCOUNT 426.1
                           (In Thousands)


Instructions: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                                 PURPOSE OF DONATION   AMOUNT

Columbus Association For Performing Arts               Community            10
Columbus Metropolitan Club                             Community             4
Columbus Museum of Art                                 Community             7
Columbus School For Girls                             Educational            5
Columbus Speech & Hearing Center                       Community             4
Columbus State Community College                      Educational           23
Columbus Symphony Orchestra                            Community            65
Columbus Technology Leadership                         Community            25
Columbus Zoo                                           Community            12
Combined Community Action Inc.                         Community            17
Communities in Sch Golf Tourn                          Community             3
Community Action Committee of                          Community            38
Community Action Corp                                  Community            10
Community Action Council                               Community            32
Community Action Program                               Community            19
Community Council of South                             Community            36
Community Council-Southwest TX                         Community            19
Community Service Agency                               Community            14
Cornell University                                    Educational            9
Corpus Christi Chamber of Commerce                     Community            21
Corpus Christi Hispanic Chamber                        Community             4
Corpus Christie Regional Economic Dev Corp             Community            15
COSI Columbus                                          Community            50
Council for Ethics                                     Community             5
Crystal City Spinach Festival                          Community             3
CSA of Dimmitt, LaSalle                                Community             3
Dallas Zoological Society                              Community            10
Decorative Arts Center of Ohio                         Community            15
Delay Foundation Golf Invitational                     Community             5
Directions for Youth                                   Community             5
Driscoll Childrens Hospital                            Community            13
East-West Powerboat Shoot-out                          Community            15
Economic Action Committee                              Community             6
El Grito De Laredo Fest                                Community             5
Environmental Education                                Community            26
Financial Accounting Foundation                       Educational            4
Food Bank of Corpus Christi                            Community             4
Foundation For Environmental Education                 Community            25
Fox, Robert K Family Y                                 Community            30
Freer, City Of                                         Community             3
Fundacion Amigos De La Natural                         Community            33

                                        Page 33A

         ANNUAL REPORT OF American Electric Power Service Corporation

                  For the Year Ended December 31, 2001

                        DONATIONS - ACCOUNT 426.1
                             (In Thousands)


Instructions: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                             PURPOSE OF DONATION      AMOUNT

Galveston County Community                         Community                 7
Global Green USA                                   Community                 5
Goliad County                                      Community                 5
Good Shepherd Foundation                           Community                51
Governors Residence Foundation                     Community                10
Grandview Heights High School                     Educational               10
Great Texas Birding Classic                        Community                15
Greater Dallas Chamber                             Community                 3
Greater Longview United Way, Inc.                  Community                17
Gulf Coast Bird Observatory                        Community                 6
Habitat For Humanity                               Community                32
Harbor Lights                                      Community                10
Harlingen Area Education Foundation                Community                 3
Hawkwatch International                            Community                 4
Heard Natural Science Museum + A79                 Community                 5
Helping Hands Of Kilgore                           Community                 7
Hidalgo Chamber Of Commerce                        Community                 4
I Know I Can                                      Educational                7
Indiana State Museum                               Community                25
Institute For Public Relations                     Community                 8
Intl Baccalaureate Program                         Community                10
Jarvis Christian College                          Educational                3
Junior Achievement                                 Community                75
Junior League                                      Community                68
Juvenile Diabetes Foundation                       Community                 7
Keystone Center                                    Community                25
Kingsville Economic Development                    Community                 6
Kleberg County Humans Services                     Community                10
L I F E  Downs                                     Community                 8
Lancaster Country Club                             Community                 3
Lancaster Festival Inc.                            Community                 5
Laredo Development Foundation                      Community                 7
Laredo-Webb County Community                       Community                32
Leukemia & Lymphoma Society                        Community                 9
Lucio, Eddie Scholarship Fund                     Educational                5
Make-A-Wish Foundation                             Community                 5
Massachusetts Institute Of Technology             Educational                5
Mcallen Chamber Of Commerce                        Community                 9
Meeting Connection Inc.                            Community                 4
Mexican Folklore School Of Dance                  Educational                3
Middle Rio Grande                                 Educational                7

                                   Page 33B

       ANNUAL REPORT OF American Electric Power Service Corporation

                For the Year Ended December 31, 2001

                      DONATIONS - ACCOUNT 426.1
                           (In Thousands)


Instructions: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                              PURPOSE OF DONATION    AMOUNT

Monumento Tejano                                    Community              10
Mount Carmel Health                                 Community               3
Muscular Dystrophy Association                      Community               4
Napp Medical Center                                 Community               5
National Academy Of Engineering                    Educational              5
National Alliance Of Business                       Community               5
National Energy Education Development               Community               5
National First Ladies Library                       Community              10
National Governors Association                      Community              12
National Hispanic Scholarship                      Educational              4
National Press Foundation                           Community               3
National Wild Turkey Federation                     Community              15
Natural Resources Of Texas                          Community              30
Nature Conservancy                                  Community              77
Nature Conservancy Of Texas                         Community              15
Need Project                                        Community               9
Nueces County Community Action                      Community              23
Nueces County Community Action                      Community              23
Nueces County Jr. Livestock Show & Sale             Community               6
Ohio Academy Of Science                            Educational              4
Ohio Chamber Of Commerce                            Community              27
Ohio Dominican College                             Educational              5
Ohio Energy Project                                 Community              35
Ohio Erie To Trail Fund                             Community               5
Ohio Foundation Of Independent Colleges Inc.        Community              27
Ohio River Valley                                   Community              10
Ohio State University                              Educational             90
Oklahoma Centennial Comm Fund Inc.                  Community               5
Oklahoma State University                          Educational             15
Ontario Power Generation Inc..                      Community              10
Opera Columbus                                      Community               8
ORSANCO (Ohio River Sweep)                          Community               5
Our Lady Of Sorrows School                         Educational              8
Pals Foundation-South Ward                          Community               6
Panhandle Community Services                        Community               6
Panola County                                       Community               4
Peregrine Fund                                      Community              10
Posada Hotel/Suites                                 Community               6
Princeton University                               Educational             14
Project Future                                      Community              15
Public Relations Seminar                            Community               6

                                   Page 33C

        ANNUAL REPORT OF American Electric Power Service Corporation

                For the Year Ended December 31, 2001

                      DONATIONS - ACCOUNT 426.1
                           (In Thousands)


Instructions: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                             PURPOSE OF DONATION      AMOUNT

Raymondville Municipal Golf Course                Community                 3
Refugio County                                    Community                 3
Rensselaer Polytechnic Institute                 Educational               17
Resources For The Future                          Community                50
Rio Grande, City Of                               Community                10
Rockport-Fulton Good Samaritan                    Community                13
Rolling Plains Management Corp                    Community                 5
Rosemont Center                                   Community                10
Salvation Army                                    Community                88
San Angelo Chamber Of Commerce                    Community                13
San Angelo Museum Of Fine Arts                    Community                 3
San Patricio Community                            Community                11
San Patricio County                               Community                 5
Save Goodfellow Fund                              Community                 5
Science & Mathematics Network                    Educational                5
Senate Hispanic Research                          Community                10
Simon Kenton Council                              Community                62
South Texas Celebrity Weekend                     Community                 6
South Texas Public Broadcasting                   Community                35
South Texas Spaceport Consort                     Community                10
Southeast Community Business & Education          Community                10
Streets Of Laredo Mall                            Community                 3
Sul Ross State University                        Educational               18
Sunny Glen Home                                   Community                 5
Taylor University                                Educational                5
Tech Prep Showcase                                Community                 3
Tex Agricultural Exp Station                      Community                 5
Texas A & M University                           Educational               96
Texas Border Infrastructure                       Community                 3
Texas Business & Education                        Community                 5
Texas Charitable Fund                             Community                15
Texas Citrus Fiesta                               Community                 3
Texas Conference For Women                        Community                10
Texas Conservative Forum                          Community                10
Texas Parks And Wildlife Dept                     Community                 3
Texas State Aquarium                              Community                10
Texas Tech University                            Educational                5
Texas Water Foundation                            Community                 5
Tom Green County Community                        Community                 6
Tom Green County Health Dept                      Community                17
U.S. National Committee-CIGRE                     Community                 5

                                        Page 33D

        ANNUAL REPORT OF American Electric Power Service Corporation

                For the Year Ended December 31, 2001

                      DONATIONS - ACCOUNT 426.1
                           (In Thousands)


Instructions: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                           PURPOSE OF DONATION      AMOUNT

United Negro College Fund                       Educational               23
United Way                                       Community               600
University Of Notre Dame                        Educational                7
University Of Texas                             Educational               17
Upshur County Aide Bank                          Community                16
USS Lexington                                    Community                 3
Utilitree Carbon Company                         Community                20
UTPA Athletic Center                             Community                10
UTPA Border Summit                               Community                10
Valley Interfaith                                Community                 5
Victoria Botanical Garden                        Community                 8
Victoria Chamber Of Commerce                     Community                 3
Victoria County United Way                       Community                 8
Victoria Economic Development                   Educational                8
Virginia Polytechnic Institute                  Educational               15
Virginia Tech Foundation Inc.                    Community                14
Volunteer Ohio                                   Community                10
Washingtons Birthday Celebration                 Community                15
Webb County/Christmas Offering                   Community                 7
West Texas Rehabilitation Center                 Community                29
West Virginia University                        Educational               16
Wildlife Habitat Council                         Community                 4
Windcrest Alzheimers                             Community                 3
Young Men's Christian  Association               Community                19
Young Women's Christian Association              Community                 4
Zapata County ISD                                Community                 4
Employees and Others
  (Salaries, salary related expenses,
   overheads and other expenses)                  Various                577
Others                                                                   499

TOTAL                                                                $ 5,106


                                        Page 33E


                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2001

                                   OTHER DEDUCTIONS - ACCOUNTS 426.3 - 426.5
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------

Instructions:  Provide a listing of the amount included in Accounts 426.3 through 426.5, "Other Deductions", classifying such expenses according to their nature.

----------------------------------------------------------------------------------------------------------------

DESCRIPTION                                   NAME OF PAYEE                                              AMOUNT
Expenditures for Certain Civic, Political &   Company employee and administrative costs                 $ 4,604
    Related Activities                            for civic, political and related activities

Other Miscellaneous Deductions                Various                                                     1,800
                                                                                                   -------------

     TOTAL                                                                                              $ 6,404
                                                                                                   =============
                                        Page 34

               ANNUAL REPORT OF American Electric Power Service Corporation

                           For the Year Ended December 31, 2001

                      SCHEDULE XVIII - NOTES TO STATEMENT OF INCOME


Instructions: The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


1) Page 21 "Analysis of Billing - Associate Companies" captures the category "Compensation for Use of Capital". The following items are included in this category (in thousands):

        Interest Income - Associated                                $ (873)
        Interest Income - Nonassociated                                 (1)
        Interest on Long Term Debt - Notes                             636
        Interest to Associated Companies - Money Pool                2,914
        Allowance for Borrowed Funds Used During Construction       (3,691)

        Total Compensation for Use of Capital                     $ (1,015)

2)      See Notes to Financial Statements on Page 19.

          ANNUAL REPORT OF American Electric Power Service Corporation

                    For the Year Ended December 31, 2001


                              ORGANIZATION CHART


Chairman, Chief Executive Officer & President

           Vice Chairman & Chief Operating Officer
                Energy Services
                Mining Operations

                Energy Delivery
                        Energy Transmission
                        Energy Distribution
                        Energy Delivery Support
                        Planning & Business Development
                        Customer Operations

                Nuclear

                Operations & Technical Services
                Fossil & Hydro Operations
                Natural Gas Operations
                AEP ProServ
                        Marketing & Business Development
                        Maintenance Services & Regional Service Organization Major Projects
                        Engineering Services
                        Environmental Services
                        Accounting and Financial Services

           Policy Finance and Strategic Planning
                Legal
                Corporate Communications
                Governmental Affairs
                Environmental Affairs
                Public Policy
                Corporate Development
                Accounting
                Corporate Planning & Budgeting
                Treasury
                Audit Services (NOTE)
                Tax
                Risk Management

           Shared Services
                General Services
                Human Resources
                Information Technology
                Corporate Supply Chain



NOTE: Audit Services reports to the Audit Committee of the Board of Directors of American Electric Power Company, Inc. and administratively to the Executive Vice President - Policy Finance and Strategic Planning.

       ANNUAL REPORT OF American Electric Power Service Corporation

                   For the Year Ended December 31, 2001


                          METHODS OF ALLOCATION


Service Billings

1          Number of Bank Accounts
2          Number of Call Center Telephones
3          Number of Cell Phones/Pagers
4          Number of Checks Printed
5          Number of Customer Information System Customer Mailings
6          Number of Commercial Customers (Ultimate)
7          Number of Credit Cards
8          Number of Electric Retail Customers (Ultimate)
9          Number of Employees
10         Number of Generating Plant Employees
11         Number of General Ledger Transactions
12         Number of Help Desk Calls
13         Number of Industrial Customers (Ultimate)
14         Number of Job Cost Accounting Transactions
15         Number of Non-UMWA Employees
16         Number of Phone Center Calls
17         Number of Purchase Orders Written
18         Number of Radios (Base/Mobile/Handheld)
19         Number of Railcars
20         Number of Remittance Items
21         Number of Remote Terminal Units
22         Number of Rented Water Heaters
23         Number of Residential Customers (Ultimate)
24         Number of Routers
25         Number of Servers
26         Number of Stores Transactions
27         Number of Telephones
28         Number of Transmission Pole Miles
29         Number of Transtext Customers
30         Number of Travel Transactions
31         Number of Vehicles
32         Number of Vendor Invoice Payments
33         Number of Workstations
34         Active Owned or Leased Communication Channels
35         Avg. Peak Load for past Three Years
36         Coal Company Combination
37         AEPSC past 3 Months Total Bill Dollars
38         AEPSC Prior Month Total Bill Dollars
39         Direct
40         Equal Share Ratio
41         Fossil Plant Combination
42         Functional Department's Past 3 Months Total Bill Dollars
43         KWH Sales (Ultimate Customers)
44         Level of Construction - Distribution
45         Level of Construction - Production
46         Level of Construction - Transmission
47         Level of Construction - Total
48         MW Generating Capability
49         MWH's Generation
50         Current Year Budgeted Salary Dollars
51         Past 3 Mo. MMBTU's Burned (All Fuel Types)
52         Past 3 Mo. MMBTU's Burned (Coal Only)
53         Past 3 Mo. MMBTU's Burned (Gas Type Only)

        ANNUAL REPORT OF American Electric Power Service Corporation

                   For the Year Ended December 31, 2001


                          METHODS OF ALLOCATION

54         Past 3 Mo. MMBTU's Burned (Oil Type Only)
55         Past 3 Mo. MMBTU's Burned (Solid Fuels Only)
56         Peak Load / Avg. No. Cust / KWH Sales Combination
57         Tons of Fuel Acquired
58         Total Assets
59         Total Assets less Nuclear Plant
60         AEPSC Annual Costs Billed (Less Interest And/or Income Taxes
                    as Applicable)
61         Total Fixed Assets
62         Total Gross Revenue
63         Total Gross Utility Plant (Including CWIP)
64         Total Peak Load (Prior Year)
65         Hydro MW Generating Capability
66         Number of Forrest Acres
67         Number of Dams
68         Number of Plant Licenses Obtained
69         Number of Nonelectric OAR Invoices
70         Number of Transformer Transactions
71         Tons of FGD Material
72         Tons of Limestone Received
73         Total Assets, Total Revenues, Total Payroll
74         Total Leased Assets
75         Number of Banking Transactions



Convenience Billings

           Specific Identification Ratio
                  (based on known and pertinent factors)
           Asset Ratio
           Expense Budget Ratio
           Contribution Ratio
           Equal Share Ratio
           Gross Annual Payroll Dollars Ratio
           Coal Production Ratio
           Kilowatt Hours Sales (KWH) Ratio
           Number of Employees Ratio
           Number of Customers Ratio
           Number of Vehicles Ratio

                                        Page 37A

            ANNUAL REPORT OF American Electric Power Service Corporation

                     For the Year Ended December 31, 2001


             ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED


The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2001:

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, American Electric Power Service Corporation submits the following information on the billing of interest on borrowed funds to associated companies for the year 2001:

        A. Amount of interest billed to associate companies is contained on page 21, Analysis of Billing.

        B. The basis for billing of interest to the associated companies is based on the Service Company's prior year Attribution Basis "AEPSC Annual Cost Billed ."

             ANNUAL REPORT OF American Electric Power Service Corporation

                         For the Year Ended December 31, 2001


                                    SIGNATURE CLAUSE


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.





             American Electric Power Service Corporation
             -------------------------------------------
             (Name of Reporting Company)

             /s/ G. E. Laurey
             ------------------
             (Signature of Signing Officer)
                                                  Assistant  Controller
             G. E. Laurey                         Regulated Accounting
             ------------------
             (Printed Name and Title of Signing Officer)


             Date:  April 26, 2002
                    --------------